PROSPECTUS

                                1,272,500 SHARES

                            WHIRLWIND MARKETING, INC.
                                  COMMON STOCK


     This is an initial public offering of the shares of common stock of Whirlwind Marketing, Inc. Prior to this offering, there has been no public market for our shares.

     We anticipate that our common stock will be approved for quotation on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board.

     Under this offering certain of our selling stockholders are offering an aggregate of 1,091,250 shares of our outstanding common stock, and 181,250 shares of our common stock underlying outstanding warrants, for sale for their own account, at prices to be determined in open-market transactions on the OTC Bulletin Board. Such shares are being offered directly, without the use of an underwriter or payment of commissions and there is no minimum number of shares that must be sold by selling stockholders. Funds paid for these shares will not be escrowed, but will be received directly by the selling stockholders.

     This offering shall terminate ninety (90) days from the date of this prospectus, or, if earlier, the date on which all of the shares being offered by this prospectus have been sold. The offering period will not be extended.

                               __________________

     Brokers or dealers effecting transactions in the shares being offered pursuant to this prospectus should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               __________________


The date of this prospectus is August 10, 2001.

                                TABLE OF CONTENTS


                                                      PAGE                                                      PAGE
                                                      ----                                                      ----
Prospectus Summary ................................     1     Certain Relationships and Related Party
Risk Factors ......................................     4         Transactions..................................  32
Special Note Regarding Forward-Looking                        Principal Stockholders............................  33
    Statements ....................................    11     Selling Stockholders..............................  34
Use of Proceeds....................................    11     Description of Capital Stock .....................  35
Dividend Policy....................................    11     Shares Eligible for Future Sale ..................  38
Dilution .........................................     11     Plan of Distribution..............................  39
Capitalization.....................................    12     Legal Matters.....................................  40
Selected Financial Data............................    13     Experts ..........................................  40
Management's Plan of Operation.....................    14     Where You Can Find Additional Information.........  40
Business ..........................................    18     Index to Financial Statements.....................  F-1
Management.........................................    26

                           _________________________

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. OUR SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     UNTIL NOVEMBER 8, 2001 ALL DEALERS THAT EFFECT TRANSACTIONS IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     OUR WEB SITE IS LOCATED AT WWW.WHIRLWINDMARKETING.COM. THE INFORMATION CONTAINED ON OUR WEB SITE IS NOT INCORPORATED BY REFERENCE INTO AND IS NOT A PART OF THIS PROSPECTUS.

                                      (i)

                               PROSPECTUS SUMMARY

     The following is only a summary. You should carefully read the more detailed information contained in this prospectus, including the financial statements and related notes, before investing in our common stock. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 4. This summary also contains statements that constitute "forward-looking statements" that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

     All references in this prospectus to "we," "us," "our" and "Whirlwind" are references to Whirlwind Marketing, LLC for periods on or before August 7, 2000, and to Whirlwind Marketing, Inc. for periods after August 7, 2000 unless the context otherwise requires.

                                   THE COMPANY

     We develop and market innovative fundraising products and services for non-profit organizations, including charitable organizations, educational institutions and civic and trade associations. Our fundraising solutions are designed to provide our customers with more complete, effective and easy-to-use systems to assist them in their fundraising activities. We currently offer a variety of on-line and off-line fundraising products and programs designed for immediate, goal-related fundraising needs.

     Our on-line fundraising tool, V-Giving(TM), is designed to be an integrated, Web-based subscription service that enables non-profit organizations to efficiently and effectively utilize the Internet for marketing, donation acceptance and donor relationship management. We believe that V-Giving(TM) is differentiated from competing products by combining the following features into one integrated solution:

     o providing donation acceptance, event registration and membership application and renewal functions in a single tool at a low, fixed subscription fee
     o    providing  donors  with  discount  coupons  as a thank  you for  their donation
     o providing fundraising organizations the ability to display news or marketing information to users of the V-Giving(TM) tool during interactions with donors or members
     o maintaining donor information for record-keeping, accounting and future fundraising efforts in a secure, third party server in order to ensure this information is not provided to anyone else
     o providing the credit card processing functions necessary to accept and process donated amounts, thereby freeing up the fundraising organization from having to perform these tasks
     o providing detailed transaction reports that may be downloaded over the Internet as each transaction occurs into most third party database software and, ultimately, most accounting software used by non-profit organizations

     Our off-line fundraising product offerings include the Gold Card scratch-card donation system, which employs a scratch-card to determine the amount of the donation and "thank you" gifts for donors, as well as traditional fundraising merchandise such as candy and officially licensed sports mugs. As a direct seller of these products we negotiate the sale, purchase the inventory and deliver or arrange delivery of this merchandise to the customers.

     Our objective is to become a leading provider of fundraising solutions to non-profit organizations. We will attempt to achieve this objective by pursuing the following activities during our next twelve months of operations:


     o establish significant market penetration with our V-Giving(TM) on-line fundraising solution;
     o continue to improve and expand our off-line fundraising solutions, such as the Gold Card scratch-card donation system; and
     o execute an integrated and expanded marketing campaign for our products and services to build brand awareness.

     Whirlwind Marketing, Inc. (formerly known as Whirlwind Marketing, LLC) was organized as a limited liability company under the laws of Pennsylvania in June 1999 and incorporated as a Delaware corporation in August 2000. Our principal executive offices are located at 455 Pennsylvania Avenue, Suite 200, Fort Washington, Pennsylvania 19034 and our telephone number is (215) 591-0850.

                                  RISK FACTORS

     Our company is in the development stage and has not yet generated significant revenues or attained profitability. We experienced losses from operations of approximately $1.77 million and $357,000 during our fiscal year ended December 31, 2000 and the three months ended March 31, 2001, respectively, and we expect to continue to incur losses at least through the second calendar quarter of 2002 as we invest substantial resources in product development, sales and marketing and in the general growth of our business. As of March 31, 2001, our accumulated deficit was approximately $2.23 million. We also have aggregate outstanding indebtedness maturing during 2001 in the amount of approximately $1.48 million. Accordingly, we will require outside equity or debt financing within the next twelve months in order to continue operations, implement our business plan and complete development and commercial sale of our current and future products. There can be no assurance that outside financing will be available or, if it is available, that it will be on terms acceptable to us.

     Our industry is extremely competitive with low barriers to entry. Accordingly, we face intense competition from numerous competitors, many of whom have substantially greater financial and other resources, greater name recognition and more extensive customer bases than we do. We may be unable to compete successfully against our competitors.

                                  THE OFFERING

Common stock offered..........An aggregate of 1,091,250  outstanding  shares and
                              181,250 shares underlying outstanding warrants are being registered for resale by selling stockholders.

Offering price................Shares  will be sold by  selling  stockholders  at prices determined in open-market transactions on the OTC Bulletin Board.

Minimum amount/escrow.........There is no minimum  number of shares that must be sold by selling stockholders. Proceeds of shares sold by selling stockholders will not be escrowed.

Common stock outstanding......As of May 31, 2001,  there were  3,103,751  shares outstanding. No additional shares are being issued in connection with this offering, however, up to 181,250 shares that are being registered in this offering underlying warrants may be issued upon exercise of these warrants by the warrantholders.

Use of proceeds...............We will not receive any part of the proceeds  from the sale of shares by the selling stockholders. Any proceeds we receive from the exercise of the warrants relating to certain of the shares offered pursuant to this prospectus will be used for working capital and general corporate purposes.



Common stock outstanding after this offering is based on the number of shares outstanding as of May 31, 2001, and excludes:

     o 547,500 shares of common stock subject to options granted under our stock option plan as of May 31, 2001, with an exercise price of $0.50 per share; and
     o 181,250 shares of common stock underlying warrants issued in connection with a January, 2001 private placement transaction, with an exercise price of $1.50 per share. The shares underlying these warrants are being registered for sale in this offering upon the exercise of such warrants.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                          RISKS RELATED TO OUR BUSINESS

WE WILL REQUIRE OUTSIDE FINANCING IN ORDER TO CONTINUE OPERATIONS AND IMPLEMENT OUR BUSINESS PLAN.

     Our company is in the development stage and has not yet generated significant revenues or attained profitability. We also have aggregate outstanding indebtedness maturing during 2001 in the amount of approximately $1.48 million. Although we intend to request extensions to the maturity dates for this indebtedness as it becomes due and believe that a substantial number of the parties owed such indebtedness will agree to such extensions, there can be no assurance that these extensions will be obtained. Accordingly, we will require outside equity or debt financing within the next twelve months in order to continue operations, implement our business plan and complete development and commercial sale of our current and future products. There can be no assurance that outside financing will be available or, if it is available, that it will be on terms acceptable to us. If we are not successful in obtaining such financing, we may have to either cease operations or delay or modify our business plan. Any such delay or modification of our business plan may have a material adverse effect on us.

WE HAVE INCURRED LOSSES FROM OPERATIONS SINCE INCEPTION AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

     We have experienced losses from operations since inception, and we expect to continue to incur losses at least through the second calendar quarter of 2002 as we invest substantial resources in product development, sales and marketing and in the general growth of our business. We incurred net losses of approximately $1.77 million and $357,000 during our fiscal year ended December 31, 2000 and the three months ended March 31, 2001, respectively. As of March 31, 2001, our accumulated deficit was approximately $2.23 million, while our aggregate revenues since inception were approximately $83,000. As a result, we will need to increase our revenues in order to achieve future profitability. Because our business strategies may not be successful, we may not be profitable in future periods. Failure to achieve or maintain profitability could materially and adversely affect our business and the market price of our common stock.

OUR AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     The report of our independent auditors with respect to our audited financial statements included in this prospectus states that our historical losses from operations and outstanding debt maturing during 2001 (each as described above), as well as our stockholders' and working capital deficiencies of $917,824 and $729,898, respectively, as of December 31, 2000, raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES AN EVALUATION OF OUR BUSINESS BASED ON PAST OPERATING RESULTS DIFFICULT.


     We have only been in business since June, 1999, and our V-Giving(TM) on-line solution has only been commercially available since January, 2001. Therefore, our historical financial information is of limited value in evaluating our future operating results.

OUR SUCCESS WILL BE DEPENDENT IN PART ON OUR ABILITY TO DEVELOP STRATEGIC RELATIONSHIPS WITH OTHER BUSINESSES.

     One of our primary goals as a development stage company is to increase market awareness and market penetration of our products. Because of our limited financial resources and marketing and sales personnel, this will likely require us to form strategic marketing and sales relationships with one or more companies whose resources can be used to supplement and expand our own, with such entities either acting as distributors or resellers of our products, or including our products as complements to or components of their own product offerings. We have only entered into one such relationship as of the date of this prospectus with America's Charities, an association of non-profit organizations. The agreement with America's Charities provides for the payment to our company of a discounted subscription fee by America's Charities in consideration for our providing access to our V-Giving(TM) on-line solution to the member organizations of America's Charities, as well as America's Charities' agreement to market and promote our products and services to its members. We have not yet entered into any such relationship with a technology company. There can be no assurance that we will be able to forge any such relationships in the future.

MANY OF OUR PRODUCTS ARE IN THE EARLY STAGES OF DEVELOPMENT AND MAY NOT BE COMMERCIALLY SUCCESSFUL.

     We are currently offering our Gold Card scratch-card donation system and traditional fundraising merchandise such as candy and licensed sports mugs for commercial sale. Our V-Giving(TM) on-line solution has only been commercially available since January, 2001. We also intend to develop and market further products in the fundraising industry. There can be no assurance that we will be successful in developing future products, or that such products, if developed, will be capable of being produced or manufactured and distributed in commercial quantities at reasonable costs. There can also be no assurance that we will not encounter substantial delays in the development of our products.

     Further,  there can be no assurance  that our current  products,  including
V-Giving(TM), and any future products, will be marketed successfully or that market demand will be sufficient to allow profitable operations. While we have identified certain broad target markets for our current and future products, there can be no assurance as to what portion of such target markets, if any, will find our products commercially acceptable or preferable to alternative products.

OUR SUCCESS IS UNCERTAIN BECAUSE THE INTERNET MAY NOT BE ACCEPTED BY NON-PROFIT ORGANIZATIONS AND DONORS AS A MEDIUM FOR MAKING DONATIONS.

     Our V-Giving(TM) solution is intended to allow our customers to accept donations, and improve relationships between non-profit organizations and their donors, using the Internet. This represents a departure from the traditional methods of making and accepting donations. If donors and non-profit organizations are unwilling to adopt our technology solutions and new ways of making and accepting donations, our business will suffer. The market for on-line donation tools has only recently begun to develop and is rapidly evolving. It remains unclear as to the success or popularity of on-line donations.

The acceptance of on-line donations will depend on many factors over which we have no control, including the continued development of the Internet for personal and business use.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN REDUCED ACCEPTANCE OR DEMAND FOR OUR PRODUCTS AND SERVICES.

     We face intense competition from numerous competitors in the fundraising industry. Our competitors include distributors of traditional fundraising merchandise, internal information technology and sales and marketing departments of non-profit organizations, software vendors, and information technology and marketing consultants. Our targeted customers, non-profit organizations, may decide to choose other fundraising solutions generated internally by them or from another source. If our solutions do not achieve widespread acceptance by these customers, our revenues may not grow and our financial position could suffer. As we are still in the development stage, many of our competitors have substantially greater financial and other resources, greater name recognition and more extensive customer bases than we do. We may be unable to compete successfully against our competitors.

OUR BUSINESS IS EXPANDING RAPIDLY AND IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE THE GROWTH OF OUR OPERATIONS, OUR BUSINESS PROSPECTS MAY SUFFER.

     Since we began our business in June, 1999, we have expanded our operations over a short period of time. Our rapid growth has placed a substantial strain on our management, operational and financial resources and systems. Our growth strategy depends on our ability to expand and improve our field sales, marketing and services organization, our technology operations and our corporate and administrative organizations. Our future success will depend in large part on our ability to implement, improve and effectively utilize our operational, management, marketing and financial resources and systems and train and manage our employees. In addition, as our operations grow we will be required to continue to attract, retain and motivate qualified personnel. We can not guarantee that our management team will be able to effectively manage the growth of our operations or that our systems, procedures, personnel and controls will be adequate to support our expanding operations.

SYSTEM FAILURES OR CAPACITY CONSTRAINTS OF OUR V-GIVING(TM) SOLUTION COULD RESULT IN THE LOSS OF OR LIABILITY TO CUSTOMERS.

     The success of our V-Giving(TM) on-line solution will depend on the ability to protect against:

     o software or hardware malfunctions, incompatibilities or failures of functionality that interrupt operation of our applications
     o    power loss or telecommunications failures
     o    overloaded systems
     o    human error
     o    natural disasters

     If our customers experience any significant level of these problems, it will further impede our ability to persuade new customers to utilize our V-Giving(TM) on-line donation system and will likely have an adverse impact on our existing customer base and the overall market acceptance of our solutions. In addition, when we operate the V-Giving(TM) web site, our network infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. This could also lead to delays, loss of data, interruptions or cessation of service to our customers for which we may be liable. There is no current technology that provides absolute protection against these events, and the cost of minimizing these security breaches could be prohibitive.

WE DEPEND ON CERTAIN KEY EMPLOYEES.

     Our future performance will depend significantly on the continued service and performance of our key executives, Raymond Hackney and Mark W. Peters. The loss of the services of either of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our tools and services.

WE MUST CONTINUE TO ATTRACT, TRAIN, MOTIVATE AND RETAIN QUALIFIED PERSONNEL.

We must attract, train, motivate and retain highly qualified personnel, particularly in the areas of sales and marketing. Because the competition for qualified employees is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. If we fail to attract, train and retain key personnel, we may experience delays in the research, development, marketing and commercialization of our products and services.

BECAUSE OUR PRODUCTS RELY ON TECHNOLOGY THAT WE OWN, OUR BUSINESS WILL SUFFER IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THAT TECHNOLOGY AGAINST INFRINGEMENT BY COMPETITORS.

     To protect our intellectual property rights, we rely on a combination of copyright and trade secret laws and restrictions on disclosure. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our solutions and technology. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we fail to protect our intellectual property from infringement, other companies may use our intellectual property to offer competitive products at lower prices. If we fail to compete effectively against these companies, we could lose customers and experience a decline in sales of our solutions and revenues.

EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY OR OUR ALLEGED MISUSE OF THE INTELLECTUAL PROPERTY OF OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION.

     Although we are not currently involved in any intellectual property litigation, we may become a party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability or invalidate our ownership rights in the technology used in our solutions. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business.

     Any potential intellectual property litigation could also force us to do one or more of the following:

     o stop using the challenged intellectual property or selling our products or services that incorporate it
     o obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable

     o redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products

If we must take any of the foregoing actions, we may be unable to sell our solutions, which would substantially reduce our revenues.

A MEMBER OF OUR MANAGEMENT WAS TEMPORARILY SUSPENDED FROM MEMBERSHIP BY A SECURITIES EXCHANGE.

     During August, 1999, without admitting or denying any allegations, Raymond Hackney, our Chairman and Chief Executive Officer, consented to the entry of an order of censure suspending his membership with the New York Stock Exchange for eight months in connection with his having allegedly made certain trades of securities for clients during 1996 while employed by Janney Montgomery Scott with oral but not written discretionary authority.

                          RISKS RELATED TO OUR INDUSTRY

WE ARE DEPENDENT ON CONTINUED GROWTH IN INTERNET USE AND INFRASTRUCTURE.

     One important aspect of our V-Giving(TM) solution is the ability to collect and process donations from donors to non-profit organizations over the Internet. Despite significant increases in Internet use, many organizations have been reluctant to incorporate the Internet into their businesses or activities for a number of reasons, including:

     o inconsistent service quality resulting in part from inadequate infrastructure of servers, routers, switches, telecommunications links and other components
     o lack of confidence in the security and privacy of data transmitted over the Internet
     o    limited  internal  resources and  technical  expertise
     o reluctance to dedicate resources to an alternative method of communicating that may render substantial personnel and infrastructure investments obsolete

If the infrastructure of the Internet does not keep pace with the growth of Internet usage and if our targeted customers do not grow comfortable using the Internet, our business will suffer.

RAPIDLY CHANGING TECHNOLOGY MAY IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR SOLUTIONS.

     Because our V-Giving(TM) on-line donation system relies on technology, it is susceptible to:

     o    rapid technological change
     o    changing customer needs
     o    evolving industry standards

As the Internet, computer and software industries continue to experience rapid technological change, we must quickly modify our solutions to adapt to such changes. The demands of operating in such an environment may delay or prevent our development and introduction of new or enhanced products and services that continually meet changing market demands and that keep pace with evolving industry standards. We may also experience development delays.

                        RISKS RELATED TO THIS OFFERING

MANY CORPORATE ACTIONS WILL BE SUBSTANTIALLY CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES REGARDLESS OF THE OPPOSITION OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE COURSE OF ACTION.

     Assuming the shares underlying our outstanding warrants are exercised in full and all of the shares offered in this offering are sold, following this offering our directors and executive officers will beneficially own an aggregate of approximately 68.77% of the outstanding shares of our common stock. These stockholders, if they acted together, could exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of mergers or other business combinations. This concentration of ownership may also delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. These actions could be taken even if they are opposed by other investors, including those who purchase shares in this offering.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market following this offering or the perception that sales may occur could reduce the market price of our common stock. All of the shares sold in this offering will be freely tradable. To the extent they are not sold in this offering, the outstanding shares of our common stock will be available for sale in the public market, subject to compliance with Rule 144, as follows:

        DATE OF AVAILABILITY FOR SALE                   NUMBER OF SHARES
        ------------------------------                  ----------------
                August 7, 2001                              2,600,001
                August 14, 2001                                90,000
                February 28, 2002                             220,000
                March 26, 2002                                181,250

     We have granted options to purchase shares of our common stock under an equity compensation plan and additional shares will be reserved for future grants. We intend to register all shares of common stock issuable or reserved for issuance under the plan within 180 days after the consummation of this offering, which would make these shares eligible for public sale.

NEW INVESTORS IN OUR COMMON STOCK WILL LIKELY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     As the price of the common stock offered by selling stockholders will be determined in open market transactions on the OTC Bulletin Board, such price can not be predetermined. It is likely, however, that it will be substantially higher than the book value per share of our common stock. Investors purchasing our common stock in this offering will, therefore, likely incur immediate and substantial dilution in the net tangible book value per share of our common stock.

THERE IS NO CURRENT PUBLIC TRADING MARKET FOR OUR SECURITIES.

     There is currently no established public trading market for our securities. Although Wien Securities Corp. is applying for quotation of our common stock on the NASD's OTC Bulletin Board, no assurance can be given that a regular trading market in our securities will develop or, if developed, that it will be sustained.

OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" REGULATIONS, POSSIBLY INHIBITING THE ABILITY OR INCLINATION OF BROKER-DEALERS TO SELL OR MAKE A MARKET IN OUR COMMON STOCK.

     Upon commencement of trading in our common stock, if this occurs (of which there can be no assurance), our common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. Our common stock may be subject to the penny stock rules promulgated under the Securities Exchange Act of 1934 that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's written consent to the transaction prior to the purchase.

     Additionally, for any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock. The foregoing required penny stock restrictions will not apply to our common stock if it maintains a market price per share of $5.00 or more. There can be no assurance that the price of our common stock will reach or maintain such a level.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "plan," "intend," "anticipate," "believe," "estimate" and similar words. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the factors discussed in the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. Any proceeds we receive from the exercise of the warrants relating to certain of the shares offered pursuant to this prospectus will be used for working capital and general corporate purposes.

                                 DIVIDEND POLICY

     We currently intend to retain all future earnings to fund the development and growth of our business. Therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

                                    DILUTION

     We have not presented dilution information because the shares being offered by selling stockholders will not be offered at a fixed price from which one could calculate the dilution per share that may be experienced by a purchaser of such shares. Instead, the selling stockholders will sell the shares being offered pursuant to this prospectus at varying prices representing the current quotation for our common stock on the NASD's OTC Bulletin Board.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001 on a historical basis and a pro forma basis giving effect to the exercise of warrants to purchase 181,250 shares of common stock that are being offered for sale pursuant to this prospectus. The table set forth below should be read in conjunction with "Management's Plan of Operation," as well as our financial statements and the related notes included elsewhere in this prospectus.


                                                                       As of March 31, 2001
                                                                     Actual        Pro Forma
                                                                     ------        ---------
Short-term debt:
     Current portion of long-term debt .........................   $ 1,479,540    $ 1,479,540
     Current portion of obligations under capital leases .......        19,059         19,059
                                                                   -----------    -----------
     Total short term debt .....................................     1,498,599      1,498,599
                                                                   -----------    -----------
Long-term debt:
     Long-term debt, less current portion ......................        30,000         30,000
     Obligations under capital leases ..........................        46,080         46,080
                                                                   -----------    -----------
     Total long-term debt ......................................        76,080         76,080
                                                                   -----------    -----------
Stockholders' equity:
     Preferred stock $.001 par value - authorized 1,000,000
       shares, issued and outstanding - none ...................            --             --
     Common stock $.001 par value - authorized 7,000,000 shares, issued and outstanding - 3,103,751, pro forma 3,285,001 .
                                                                         3,104          3,285
     Additional paid-in capital ................................     1,327,271      1,598,965
     Accumulated (deficit) .....................................    (2,230,563)    (2,230,563)
                                                                   -----------    -----------
     Total stockholders' (deficiency) ..........................      (900,188)      (628,313)
                                                                   -----------    -----------
     Total capitalization ......................................   $   674,491    $   946,366
                                                                   ===========    ===========

                             SELECTED FINANCIAL DATA

     The following selected financial data with respect to our financial position as of December 31,1999 and 2000 and our results of operations for the period from June 19,1999 (inception) through December 31, 1999 and for the year ended December 31, 2000 has been derived from our audited financial statements. The selected financial information with respect to our results of operations for the three months ended March 31, 2000 and 2001 and our financial position as of March 31, 2000 and 2001 have been derived from our unaudited financial statements which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the information set forth therein. The results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year. The selected financial data presented below should be read in conjunction with our financial statements and the related notes and "Management's Plan of Operation" included elsewhere in this prospectus.


                                         STATEMENT OF OPERATIONS DATA
                                                Period from
                                               June 19, 1999
                                                (Inception)
                                                  through       Year Ended      Three months ended
                                                December 31,   December 31,           March 31,
                                                    1999           2000         2000             2001
                                                -----------     ----------    ----------     ----------
Net sales ..................................   $     1,800    $    56,715    $    10,360    $    24,301
Cost of sales ..............................           204         13,180          1,741          9,703
Gross profit ...............................         1,596         43,535          8,619         14,598
Total operating expenses ...................       103,792      1,556,536        237,725        325,881
(Loss) from operations .....................      (102,196)    (1,513,001)      (229,106)      (311,283)
Interest expense ...........................            --        261,109         72,081         46,752
Net (loss) .................................      (102,196)    (1,771,003)      (301,187)      (357,364)
Basic and diluted (loss) per common share ..         (0.04)         (0.67)         (0.12)         (0.13)
Basic and diluted weighted average number of
common shares outstanding ..................     2,600,001      2,635,656      2,600,001      2,810,764


                                                      BALANCE SHEET DATA


                                                       December 31,                     March 31,
                                                    1999           2000         2000             2001
                                                -----------     ----------    ----------     ----------

Current assets..............................   $  161,424      $  884,310    $  198,994     $  681,448
Current liabilities.........................       98,820       1,614,208       209,553      1,647,759
Total assets................................      162,624         998,222       217,079        823,651
Long-term liabilities.......................      140,000         301,838       264,909         76,080
Total stockholders' deficiency..............      (76,196)       (917,824)     (257,383)      (900,188)

                         MANAGEMENT'S PLAN OF OPERATION

     The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as anticipate, believe, expect, future and intend, and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see the section entitled "Risk Factors."

GENERAL

     Our short-term objectives are to extend the continued development of our company through strategic business relationships, product development and increased awareness and sales.

     We are seeking to establish business relationships with several large, non-profit associations, each consisting of a substantial number of members of our target audience. Our goal in establishing these relationships will be to utilize the existing marketing materials and publications of these associations to their members in order to market our V-Giving(TM) tool and our other fundraising products to a significant number of potential customers through an efficient, centralized channel of communications. In April, 2001 we entered into an agreement with America's Charities, an association of non-profit organizations, pursuant to which America's Charities pays us a single, discounted subscription fee in consideration for our providing access to the V-Giving(TM) tool to its members. In addition, in consideration for our providing access to V-Giving(TM) to its members at a discount, America's Charities has agreed to market and promote our other products and services to its members. We intend to enter into similar agreements with other such organizations.

     We are also seeking to establish marketing and sales relationships with other technology companies in an effort to increase the visibility and market penetration of our products without the necessity of hiring and maintaining a large, full-time sales staff. Our objective is to have these companies either act as distributors of our V-Giving(TM) product and any future information technology products we may develop, or to have these companies add our products as a component of a larger suite of information technology tools that the technology company may offer. We have not yet entered into any such marketing or sales relationship.

     Through continued research, discussions with individuals involved with non-profit organizations and technology professionals, we are constantly looking to increase the scope of our V-Giving(TM) product. We have identified specific fundraising-related needs, which can benefit greatly form the infusion of technology. Through industry research and communication with industry leaders, we look to provide the most profitable and cost-effective goal-related fundraising programs currently available. With a continued emphasis on product development, we look to grow into the industry leader by offering complete fundraising solutions.

     We have identified the potential to generate significant cross-sell opportunities presented by our line of complimentary fundraising programs. While the V-Giving(TM) product helps meet long-term, constant fundraising needs, our more traditional fundraising products can be used to meet immediate fundraising goals of non-profit organizations. By establishing committed relationships with our customers and exceeding their expectations, we intend to leverage our past performance into future, increased sales.

     Our long term objectives are to generate steadily increasing revenues and obtain the capital necessary to expand our operations through cash flow from operations and outside financing opportunities. We also believe that due to the present volatility in our industry there is a tremendous opportunity for acquisitions to take place to assist us in our attempts to establish market leadership.


     We are presently considering the possible acquisition of the small (four person) information technology consulting and development firm that has developed our V-Giving(TM) tool, since it would provide us with an in-house information technology development division that could both continue to develop new and existing products for us, as well as provide consulting services directly to our customers. Although we have not yet made any final decision with respect to this transaction and no specific terms have been discussed, if we decided to pursue it we would pay for the acquisition entirely in our stock valued at the then current price quoted on the OTC Bulletin Board.

     We recognize revenue from our off-line, traditional fundraising products upon shipment in fulfillment of customer orders. V-Giving(TM) is a fixed product that only permits customers to change certain preferences within fixed parameters. We do not perform any configuration or customization services for customers with respect to V-Giving(TM). Revenue from each subscription to V-Giving(TM) is recognized from delivery of access to V-Giving(TM) to a customer ratably over the term of the subscription, because the customer accepts V-Giving(TM) as is, and therefore the subscription fees paid for access to V-Giving(TM) are non-refundable.

RESULTS OF OPERATIONS

     Notwithstanding the fact that we have generated some revenues, we have not presented a discussion of comparative historical financial information because we do not believe that it would be helpful or meaningful to prospective investors. We have generated minimal revenues since inception, as we have been engaged in start-up activities and development of our V-Giving(TM) on-line solution for much of this period. Although the revenues we generated during this period have been important to us, substantially all of these revenues were derived from our Gold Card scratch-card donation system and other off-line, traditional fundraising products. In the future, we believe our primary revenue stream will be derived from subscriptions to our V-Giving(TM) on-line solution and other information technology tools we may develop. Accordingly, our historical financial information is of limited value in evaluating our future operating results.

LIQUIDITY AND CAPITAL RESOURCES

     During the fiscal year ended December 31, 2000 we generated a loss of $1,771,003. This loss reflects our early stage of development, development of our V-Giving(TM) product and operational overhead. We funded our operating losses during this period through the incurrence of short-term indebtedness and the private sale of shares of our common stock.

     During the three months ended March 31, 2001 we generated a loss of $357,364. We funded these losses through the private sale of units consisting of one share of our common stock and a warrant to purchase an additional share of common stock.

     Our company is in the development stage and has not yet generated significant revenues or attained profitability. To date, substantially all of our revenues reflect sales of our Gold Card scratch-card donation system and other traditional fundraising products, such as candy and licensed sports mugs.

Revenue from our on-line V-Giving(TM) tool, which was commercially introduced in January, 2001, has not been significant. As of May 31, 2001 we only had 118 subscribers to our V-Giving(TM) tool, 104 of which we received through our relationship with America's Charities.

     Our independent auditors have indicated in their report on our audited financial statements that our financial condition raises substantial doubt about our ability to continue as a going concern. We also have aggregate outstanding indebtedness maturing during 2001 in the amount of approximately $1.48 million. Although we intend to request extensions to the maturity dates for this indebtedness as it becomes due and believe that a substantial number of the parties owed such indebtedness will agree to such extensions, there can be no assurance that these extensions will be obtained. Accordingly, we will require outside equity or debt financing within the next twelve months in order to continue operations, implement our business plan and complete development and commercial sale of our current and future products. There can be no assurance that outside financing will be available or, if it is available, that it will be on terms acceptable to us. If we are not successful in obtaining such financing, we may have to either cease operations or delay or modify our business plan. Any such delay or modification of our business plan may have a material adverse effect on us.

     We do not presently have any available credit, bank financing or other external sources of funding. In order to obtain financing, we would need to sell additional shares of our capital stock or borrow funds from private lenders. We estimate that we will seek to raise approximately $1,500,000 in financing over the next 18 months.

     Based on anticipated revenue growth during the remainder of 2001 and 2002, and our intent to raise equity or debt financing, we believe we will have sufficient funds to meet our projected cash needs through the second quarter of 2002. We believe that we will attain profitability during the second half of 2002 through anticipated revenue growth, especially with respect to our V-Giving(TM) product. Our belief in this regard is based primarily on the rate of our revenue growth to date, as well as our expectation that we will hire additional sales personnel during the next twelve months. We believe that the majority of our future revenue growth will come from our V-Giving(TM) product and other information technology products that we may develop rather than from our more traditional fundraising merchandise. Accordingly, we believe that increased market penetration and sales of our V-Giving(TM) product and other information technology products we may develop will be the primary determinants of our achieving profitability. However, should we realize lower than expected revenue growth, be unable to hire additional sales personnel or incur an unforeseen level of expenses, we will incur additional losses and we will need to obtain additional financing in order to continue operations. No assurances can be given as to the availability of such financing, or that the terms of any available financing will be acceptable to us.

     Depending upon the amount and timing of our receipt of additional financing, we intend to add up to five additional full-time sales personnel to our sixteen full-time employees as of May 31, 2001 over the next twelve months.

     Cash used in capital expenditures was $44,633 and $37,259 during the fiscal year ended December 31, 2000 and the quarter ended March 31, 2001, respectively. As of the date of this prospectus we do not have any material commitments for capital expenditures and we do not expect our capital expenditures to materially increase in the foreseeable future. We lease office space and certain office equipment under operating leases.

INFLATION AND SEASONALITY

     We do not believe that our results of operations or financial condition are materially adversely effected by inflation and changing prices generally or seasonality factors.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We have no variable rate indebtedness and do not believe that our results of operations or financial condition are materially adversely effected by fluctuations in interest rates or currency exchange rates.

                                    BUSINESS

OUR COMPANY

     We develop and market innovative fundraising products and services for non-profit organizations, including charitable organizations, educational institutions and civic and trade associations. Our fundraising solutions are designed to provide our customers with complete, effective and easy-to-use systems to assist them in their fundraising activities. We have developed and commercially introduced an on-line fundraising tool, V-Giving(TM), that provides our subscribers with the ability to accept donations over the Internet, as well as establish and further develop relationships with their donors.

     We are also currently offering the Gold Card scratch-card donation system, which employs a scratch-card to determine the amount of the donation and "thank you" gifts for donors, as well as traditional fundraising merchandise such as candy and officially licensed sports mugs. We act as a distributor of traditional fundraising merchandise, making all necessary arrangements between vendor and customer.

     Whirlwind Marketing, Inc. (formerly known as Whirlwind Marketing, LLC) was organized as a limited liability company under the laws of Pennsylvania in June, 1999, and incorporated as a Delaware corporation in August, 2000. Our principal executive offices are located at 455 Pennsylvania Avenue, Suite 200, Fort Washington, Pennsylvania 19034 and our telephone number is (215) 591-0850.

OUR INDUSTRY

     The Fundraising Industry is Large and Growing

     As of July, 2000, there were approximately 1.2 million non-profit organizations registered with the U.S. Internal Revenue Service. Demands placed on schools, charities, and other non-profit organizations have grown over the past decade while funding from state and local governments allocated to these entities has decreased significantly. Organizations have been forced to find new, creative and cost-effective ways to raise funds for their activities.

     In 1999, donations from individuals, foundations, corporations and bequests rose to a record high of $190 billion according to the American Association of Fund-Raising Counsel, Giving USA Annual Report (the "AAFRC Report"). Personal giving by living individuals represented the vast majority of charitable contributions, accounting for $144 billion, or 76%, of all funds contributed in 1999 according to the AAFRC Report. Bequests from deceased individuals and gifts from corporations each rose nearly 14% over the 1998 amounts totaling $15.6 billion and $11 billion, respectively, in 1999. We intend to market our V-Giving(TM) solution to these market segments, but we have also identified alumni associations and alumni annual giving as much overlooked segments of non-profit organization donations.

     Internet Donations are Also Increasing

     The use of the Internet to make and accept donations to non-profit organizations is also growing. A recent study by CMS Interactive Division of Craver Mathews Smith, a leading fundraising and membership development firm, indicates that nearly 25% of American adults have indicated they have Internet access and reported giving time and money to social causes. CMS Interactive noted that this indicates a potential donor pool of nearly 50 million Americans. The CMS study anticipates that on-line donations will reach $1.3 billion per year by 2001.

OUR PRODUCTS AND SERVICES

     V-GIVING(TM)

     V-Giving(TM) is designed to be an integrated, Web-based solution offered on a subscription basis that will enable subscribing non-profit organizations to efficiently, effectively and inexpensively utilize the Internet for marketing, donation acceptance and donor relationship management. Our V-Giving(TM) solution was commercially introduced during January, 2001, although we intend to further develop and add additional features to it during the balance of 2001. We have commenced generating revenues with V-Giving(TM) and had 118 subscribers to our V-Giving(TM) solution as of May 31, 2001, 104 of which we obtained through our relationship with America's Charities.

     Each non-profit organization that registers to use our V-Giving(TM) solution will have the ability to direct visitors from the organization's web site to our V-Giving(TM) solution via a hyperlink. Potential donors clicking on the V-Giving(TM) portion of the non-profit organization's web site are able to donate funds to the organization, apply for or renew a membership with the organization or register for an event being held by the organization. During interaction with potential donors or members, V-Giving(TM) transmits pertinent information regarding the non-profit organization's current events and notable facts and figures through advertisements appearing periodically on the computer screen.

     Each person making a donation using V-Giving(TM) automatically receives thank you gifts in the form of coupon codes to receive discounts provided by companies with whom we have contracted for this purpose. These arrangements involve entering into a contract with the participating organization permitting us to provide coupon codes to donors at no cost to our company enabling the donors to take advantage of discounts offered by the participating organizations by making purchases on an organization's Web site. These contracts are terminable on short notice (typically within 30 days). We currently have such arrangements with approximately five participating organizations.

     Once the amount of the donation or membership or registration fee has been determined, V-Giving(TM) performs merchant transaction responsibilities to complete the donation transaction using a donor's credit card. Donated amounts are transferred to the subscribing organization's bank account within approximately three to five business days of the time of donation. Once the transaction is completed, both the donor and organization are notified via an e-mail message.

     V-Giving(TM) is a fixed product that only permits organizations utilizing V-Giving(TM) to change certain preferences related to the solution within fixed parameters. We do not perform any customization or configuration services for customers with respect to V-Giving(TM). Revenue from subscriptions to V-Giving(TM) will be recognized from delivery of access to V-Giving(TM) ratably over the term of the subscription, because the customer accepts V-Giving(TM) as is, and therefore the subscription fees paid for access to V-Giving(TM) are non-refundable.

     In addition to donation acceptance and processing, membership application or renewal and event registration functions, the V-Giving(TM) application provides subscribing organizations with the following functions:

     o detailed transaction reporting to subscribing organizations and donors regarding donations made, memberships applied for or renewed and events registered for using V-Giving(TM), the amount of each transaction and the payment method, available immediately after each transaction occurs that may be used for subscriber accounting and donor tax purposes

     o establishment of a confidential personal profile for each V-Giving(TM) donor available only to the organization to which he donated that the organization can use for record-keeping, accounting and future marketing efforts
     o the ability to download transaction reports directly into most third party database software used by non-profit organizations, and thereafter into most third party accounting software used by non-profit organizations, without the need for manual data entry

     We believe that V-Giving(TM) is differentiated from competing products by combining the following features into one, integrated solution:

     o providing donation acceptance, event registration and membership application and renewal functions in a single tool at a low, fixed subscription fee
     o    providing  donors  with  discount  coupons  as a thank  you for  their donation
     o providing fundraising organizations the ability to display news or marketing information to users of the V-Giving(TM) tool during interactions with donors or members
     o maintaining donor information for record-keeping, accounting and future fundraising efforts in a secure, third party server in order to ensure this information is not provided to anyone else
     o providing the credit card processing functions necessary to accept and process donated amounts, thereby freeing up the fundraising organization from having to perform these tasks
     o providing detailed transaction reports that may be downloaded over the Internet as each transaction occurs into most third party database software and, ultimately, most accounting software used by non-profit organizations

     In addition, we are further strengthening the donor relationship functions offered by V-Giving(TM) by developing functions permitting periodic e-mail newsletters and events calendars to be sent to past donors by subscribing organizations tailored to their geographic location and other information in their personal profile. We are also developing functions that would permit registration of volunteers for subscribing organization activities. These functions have been developed and are currently being subjected to beta testing. We anticipate that they will be commercially available as part of V-Giving(TM) at the end of the third calendar quarter of 2001.

     OTHER PRODUCTS AND SERVICES

     Scratch Card Products. Our other primary product offering is our Gold Card scratch-card donation system. This product utilizes a card with 23 scratch-off spots, each covering a donation amount of $2.00 to $4.00. Each card may be used by a fundraising organization with up to 23 different donors, for total fundraising proceeds from each card of $80.00 if all 23 scratch-off spots are utilized, notwithstanding the arrangement of amounts between $2.00 and $4.00 appearing under individual spots. Donors are asked to scratch off a spot identifying their individual donation amount. In return for their donation each donor receives a discount coupon from retail organizations with whom we have contracted for this purpose as a thank you gift. We derive revenues from this product by selling the scratch-cards to our customers for a fixed price (currently $20.00 per card). In this manner we are assured of revenues whether or not the purchaser ultimately uses the cards to collect donations. We developed this product based on the notion that people are often overwhelmed by the number of fundraisers they are asked to contribute to and often have no desire to purchase unwanted merchandise as part of a donation. Our Gold Card scratch-card product allows donors to make a donation without purchasing unwanted merchandise while making the donation process more entertaining and providing a thank you incentive for the donation.

     Traditional Fundraising Merchandise. Our traditional fundraising merchandise is geared to those fundraising organizations looking for a familiar fundraising program. We currently offer fundraising programs built around candy bars, officially licensed sports mugs, lollipops and novelty candy items. As a direct seller of these products we negotiate the sale, purchase the inventory and deliver or arrange delivery of this merchandise to the customers.

OUR STRATEGY

     Our objective is to become a leading provider of fundraising solutions to non-profit organizations. We will attempt to achieve this objective by pursuing the following activities during our next twelve months of operations:

     o further develop and market the V-Giving(TM) on-line fundraising solution to take advantage of the growing trend toward donations made to non-profit organizations on-line;
     o distinguish V-Giving(TM) from competing on-line donation solutions with thank you gifts provided to each donor, a low, subscription-based fee encouraging use of the solution by new customers and integrated donor relationship management functions;
     o continue to improve and expand our innovative, off-line fundraising solutions, such as the Gold Card scratch-card donation system; and
     o execute an integrated and expanded marketing campaign for our products and services to build brand awareness.

We will pursue each of the above activities over the next twelve months, however, there can be no assurance that we will be successful in achieving such objectives by the end of this period. We do not believe that our attempts to achieve these objectives will require materially greater capital expenditures by our company than we have experienced historically. However, we will not be able to expand our marketing campaign during this period unless we are successful in obtaining additional financing with which to support the hiring of additional sales personnel as described below under the caption "Marketing and Distribution."

MARKETING AND DISTRIBUTION

     We presently market our products to non-profit organizations in the United States through eight full-time sales personnel who conduct sales activity throughout the United States. Our sales team is supported by an in-house service group that provides sales and marketing support. Depending upon the amount and timing of any financing we are able to obtain to support this effort, over the next twelve months we intend to hire up to five additional direct sales personnel in geographic areas where we currently have minimal or no sales coverage in order to expand our marketing and sales efforts.

     We focus our marketing efforts on educating our target markets, generating new sales opportunities and increasing awareness of our solutions. We conduct a variety of marketing programs in the United States including print advertisements, presentations at trade shows, press relations and our corporate web site.

     We intend to supplement our internal sales force's marketing of our solutions by entering into strategic marketing and sales relationships with other non-profit organizations, nationally recognized retailers and other entities that have either complementary offerings or access to additional marketing or distribution avenues for our products and services. We have not yet entered into any such relationships as of the date of this prospectus.

INTELLECTUAL PROPERTY

     V-Giving(TM) and Whirlwind Marketing(TM) are unregistered trademarks of our company. We do not have any registered patents, trademarks or copyrights or applications in process to obtain such registrations. We do not rely on patent protection for our intellectual property included in our products and services. Instead, we rely on a combination of copyright and trade secret law (with respect to the source code and screen layout of our V-Giving(TM) solution and any further information technology tools we may develop) based on common law intellectual property rights, employee and third party nondisclosure agreements, and other protective measures to protect our intellectual property rights. We also seek to continuously develop and improve our products and services in order to offer features not available from our competitors. We believe that copyright and trade secret protection with respect to our V-Giving(TM) and any further information technology tools we may develop are important to our business and that our future success will depend, in part, on our ability to maintain trade secret protection and operate without infringing the proprietary rights of others in both the United States and abroad. Effective copyright and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Therefore, we can not guarantee that the steps we have taken to protect our proprietary rights will be adequate to prevent infringement or misappropriation by third parties or will be adequate under the laws of some foreign countries which may not protect our proprietary rights to the same extent as do the laws of the United States.

COMPETITION

     The markets for our solutions are highly competitive, continuously evolving and subject to rapid change, technological and otherwise. As demand from non-profit organizations grows for web-based donation and other services, the market for our V-Giving(TM) solution is becoming more competitive. Although we believe our solutions currently compete favorably with those offered by our competitors, the markets we serve are dynamic and changing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Additional competition could result in price reductions and loss of market share.

     Our  V-Giving(TM)   solution  faces  competition  from  web-based  donation
acceptance and processing solutions and donor relationship management applications offered by third party technology consultants and software developers, specialized service providers to non-profit organizations, and in-house information technology personnel of non-profit organizations. Our Gold Card scratch-card system and other non-Internet fundraising products face competition from distributors of scratch-cards, candy and other traditional fundraising programs and merchandise. We believe the success of our products and services in competing with these organizations will depend principally on the following factors:

     o the return on investment a non-profit organization realizes from purchasing or subscribing to the solution

     o the ability of the solution to develop and strengthen relations between the non-profit organization and its donors
     o    product performance and quality
     o    depth and breadth of product function
     o    price

     As our competitors are generally private companies with respect to which public information is unavailable, it is difficult to assess our relative competitive position in our industry. Because we are still a development stage company, however, many of our competitors have substantially greater financial and other resources, greater name recognition and more extensive customer bases than we do.

GOVERNMENT REGULATION

     Our V-Giving(TM) on-line solution is subject to foreign, federal, state and local laws and regulations governing the conduct of e-commerce and use of the Internet. E-commerce is new and rapidly changing, and government regulation relating to the Internet and e-commerce is still evolving. Currently, there are few laws or regulations directly applicable to access of the Internet or conduct of e-commerce on the Internet. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at the state and federal levels (both in the U.S. and abroad) and it is possible that laws and regulations will be adopted with respect to the Internet and online services. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our V-Giving(TM) product or could otherwise have a material adverse effect on our business.

     In addition, applicability to the Internet of existing laws governing issues such as intellectual property issues, taxation and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues associated with operating an Internet-related business. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and scope are, therefore, uncertain.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has settled several proceedings regarding the manner in which personal information is collected from users and provided to third parties. Specific statutes intended to protect user privacy have been passed in many non-U.S. jurisdictions. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty on the Internet. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business.

     Our Gold Card scratch-card donation system and traditional fundraising merchandise, such as candy and licensed sports mugs, will be offered in several states. These states may differ in their taxation of the sale, resale, or distribution of these products. First, the sale of certain items may be exempt or excluded from sales or use tax in some states. For example, the sale of candy or gum is excluded from sales tax in Pennsylvania, but not in New Jersey or Maryland. Second, even though the items being sold are not exempt from sales tax, certain sales may be exempt from taxation if products are sold directly to a non-profit private or public school that intends to consume the product. The Gold Card scratch-cards will be consumed by the schools because these products will be used to assist in the donation process and will not provide the donors with anything of value. Many states require exemption certificates to be collected from a school in order to protect a seller from sales tax liability. Third, certain items that are not exempt from taxation and will not be consumed by the schools will be sold. When these items are sold from inventory, sales tax will need to be collected unless resale or exemption certificates are collected. For example, resale certificates will have to be collected for sales to schools located in Pennsylvania and Maryland, but exemption certificates will need to be collected for sales to schools located in New Jersey. In addition, in certain circumstances third-party suppliers may deliver these products in drop shipments. Many states' laws regarding drop shipments are unclear. For some states, it appears that we will have to provide resale certificates to the third-party suppliers, after collecting the appropriate certificates from the schools, in order to avoid responsibility for collecting sales tax. In other states, the third-party suppliers will have the responsibility to collect sales tax or the appropriate certificates.

     Our V-Giving(TM) on-line solution will be subject to federal as well as various state laws regarding the taxation of computer or internet services and digitized products. This is an especially uncertain area of the law in which each state has had to individually determine its approach to the taxation of such services and products. Though some states have created and will create new laws specifically to address these services and products, many states have applied their existing laws to these new services and products. Adding to this uncertainty is the fact that the taxation these services and products may also be affected by future court decisions and federal government legislation.

     We believe our V-Giving(TM) on-line solution should be classified for tax purposes as providing computer website services. States generally do not tax services unless those services are specifically statutorily mentioned as taxable. The majority of states do not mention computer or website services as specifically taxable, though some states do.

     The V-Giving(TM) on-line solution could possibly fit within a state's definition of computer software. Certain states, such as New Jersey, exempt from tax both customized and "canned software," software not created for specific purchasers. Several states, however, such as Pennsylvania and Maryland, tax canned software but not customized software (sometimes referred to as custom computer software services). We believe that our V-Giving(TM) on-line solution is a service provided to certain charities, but if classified as canned software, it could be subject to state sales tax unless exemption certificates are provided.

     In addition, subject to certain federal restrictions, each state defines what is sufficient activity to create nexus in such state and, thereby, trigger taxation. Many states have not clearly determined what level of activity of computer or internet provided services or products may create nexus in their respective states. The risk exists, therefore, that taxation may be triggered in certain states in which we had not originally planned to collect or pay tax.

EMPLOYEES

     As of May 31, 2001, we had sixteen full-time employees. Depending on the timing and amount of any financing we obtain, we intend to hire up to five additional full-time sales personnel over the next twelve months. None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

FACILITIES

     Our corporate headquarters are located at 455 Pennsylvania Avenue, Fort Washington, Pennsylvania, where we lease an aggregate of 5,535 square feet. Our lease expires in October, 2005. We believe that we will be able to obtain suitable additional or alternative space as needed at commercially reasonable rates.

LEGAL PROCEEDINGS

     We are not involved currently in any pending legal proceedings that either individually or taken as a whole will have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of our directors and executive officers.

         NAME                  AGE                POSITION
         ----                  ---                --------
  Raymond M. Hackney            33         Chairman, Chief Executive Officer
                                             and Director
  Mark W. Peters                34         President, Chief Operating Officer,
                                              Treasurer, Secretary and Director
  George J. Evanick, Jr.        44         Director
  James J. Miller, Jr.          34         Director
  Richard I. Sichel             55         Director
  James P. Gallagher            33         Vice President, Marketing
  Christine Toy                 30         Vice President, Sales
  Andrew Powell                 30         Chief Technology Officer

     The following is a brief description of the present and past business experience of each of the persons who serve as our directors and executive officers:

     RAYMOND M. HACKNEY has served as our Chairman of the Board, Chief Executive Officer and as a director since our inception in June, 1999, and has served in the same positions with MRG Enterprise, Inc., a holding company and a significant stockholder of Whirlwind Marketing, since MRG Enterprise's inception in September, 1996. From November, 1996 to March, 1998, Mr. Hackney was also Vice President, Sales, for Bryn Mawr Investment Group. For nine years prior to that, Mr. Hackney served as a stockbroker in both the retail and institutional sales departments for Janney Montgomery Scott. Mr. Hackney's involvement with non-profit organizations ranges from participation in food drives to coaching for Special Olympics.

     MARK W. PETERS has served as our Chief Operating Officer and Secretary and as a director since our inception in June, 1999, became our President in August, 2000 and became our Treasurer in April, 2001. He has primary responsibility for our accounting and financial reporting functions. Mr. Peters has also served as the Chief Operating Officer and as a director of MRG Enterprise since its inception in September, 1996. From November, 1996 to March, 1998, he was also Vice President, Investments, for Bryn Mawr Investment Group. From July, 1994 to November, 1996, Mr. Peters was an account executive with Janney Montgomery Scott, concentrating on the development of emerging growth companies and distressed equity situations in small capitalization companies. From July, 1992 to July, 1994, he was responsible for nationwide loan origination and structuring of loan packages for PHH US Mortgage (currently Cendant Mortgage). Mr. Peters holds a Bachelor of Science degree in Business and Finance from Mount Saint Mary's College.

     GEORGE J. EVANICK, JR. has served as a director since our inception in June, 1999, and has served as the Executive Vice President and as a director of MRG Enterprise since its inception in September, 1996. From November, 1996 to March, 1998, Mr. Evanick was also Vice President, Sales, for Bryn Mawr Investment Group. Prior to that, he spent six years as a portfolio manager and advisor specializing in domestic and international equity securities with Janney Montgomery Scott. Mr. Evanick holds a Bachelor of Science degree in Business Administration from Penn State University.

     JAMES J. MILLER, JR. has served as a director since January, 2001, and since May, 2000, has also served as the Director of Business Development for Emagination, Inc., an Internet development firm. Since December, 2000 he has also served on a part-time basis as the Chief Executive Officer of The Online Consulting Group, LLC, also an Internet development firm. Prior to that, Mr. Miller served as Vice President of Sales & Marketing for two other companies:
Creative Visual Images, Inc., a multimedia and Web design company, from April, 1998 to May, 2000, and R & R Sports, Inc., an advertising agency and publishing firm, from September, 1997 to April, 1998. From May, 1990 to September, 1997, he served as Vice President of Sales and Marketing for 19th Hole Productions, Inc., specializing in publishing services from books to magazines and newspapers. He was responsible for sales and marketing programs and operations.

     RICHARD I. SICHEL has served as a director since April, 2001, and since May, 1999, has also served as the Executive Vice President and Chief Investment Officer of the Philadelphia Trust Company. He is currently responsible for the Philadelphia Trust Company's investment policy and strategy, managing equity and fixed income portfolios for individuals, institutions, pension funds and other ERISA-related accounts. From September, 1992 to May, 1999, Mr. Sichel was employed as Chief Investment Officer of Investment Counselors of Bryn Mawr, a department of the Bryn Mawr Trust Company. Mr. Sichel is a member of the Financial Analysts of Philadelphia, the Philadelphia Estate Planning Council, the Consumer Analysts Group of New York and the Philadelphia Securities Association.

     JAMES P. GALLAGHER served as our Vice President, Marketing & Sales, from January, 2000 until December, 2000, and since that date has served as our Vice President, Marketing. From June, 1997 to December, 1999, Mr. Gallagher served as an account manager with Tierney and Partners, a full-service advertising and public relations agency in Philadelphia, Pennsylvania. During his tenure there, Mr. Gallagher serviced various retail and business-to-business accounts. His primary responsibilities included conducting competitive market research and developing detailed marketing and advertising plans and budgets. From January, 1996 to June, 1997, Mr. Gallagher worked as a marketing assistant with the Philadelphia Eagles NFL football team, assisting the Corporate Sales department in identifying potential partnership opportunities and organizing sponsorship packages. He holds a Bachelor of Arts degree in Marketing from Kutztown University.

     CHRISTINE TOY has served as our Vice President, Sales, since January, 2001. From June, 1999 to December, 1999, Ms. Toy was employed with Devon Consulting as a marketing and recruiting specialist. Prior to Devon, she spent five years in the business to business marketplace acquiring, managing, and retaining large business accounts for Bell Atlantic Mobile in their Philadelphia Region. She holds a Bachelor of Science degree in Natural Science and Mathematics with a major in Psychology and a minor in Sociology. She is certified in HR management and is a member of the AIDS Fund and Habitat for Humanity non-profit organizations.

     ANDREW POWELL has served as our Chief Technology Officer since January, 2001. Since January, 1998 he has also served as the President of Paisley Software Solutions, Inc. Mr. Powell is an IT professional with experience in all phases of the development life cycle. He has written articles for industry periodicals, and contributes ideas to industry discussion groups. Mr. Powell's duties have included working as a software developer, a database architect, a project manager, database troubleshooter, technical lead, project lead, and as a mentor. Prior to founding Paisley Software

Solutions, from August, 1997 to January, 1998, Mr. Powell served as an information technology consultant to Strategic Consulting Systems, Inc. Prior to that, from October, 1995 to August, 1997 Mr. Powell served as a systems developer to ICON, Inc. (now Answerthink, Inc.).

BOARD COMPOSITION

     Under our Bylaws, the number of authorized directors is determined by resolution of the Board of Directors. Our Board of Directors currently has five members. All directors hold office until the next annual stockholders meeting and until their successors have been elected and qualified or until death, resignation, retirement, removal or disqualification. Vacancies on the Board may be filled by majority vote of the remaining directors.

DIRECTOR COMPENSATION

     No member of the Board of Directors currently receives any cash compensation for service as a director. Our two non-employee directors, Richard
I. Sichel and James J. Miller, Jr., were granted stock options under our 2000 Stock Option and Stock Award Plan to purchase 15,000 and 5,000 shares of our common stock, respectively, at an exercise price of $0.50 per share, in connection with their appointment to the Board of Directors. These options have a term of ten years from the date of grant.

EXECUTIVE COMPENSATION

     We commenced paying compensation directly to certain of our officers as of January 1, 2000 and commenced paying compensation directly to all of our officers by December 31, 2000. During 1999 and 2000, our controlling stockholder, MRG Enterprise, Inc. ("MRG"), paid certain of the compensation due to our officers for services provided to our company. These amounts were included in charges by MRG to us for services rendered in the applicable period. None of our officers has received annual compensation exceeding $100,000 since our inception.

     The following table sets forth certain summary information concerning compensation paid or accrued to Raymond M. Hackney, our Chief Executive Officer, in all capacities for the years ended December 31, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation        Long-Term Compensation
                                              -------------------------   -------------------------
                                                                           Securities Underlying
              Name                    Year    Salary ($)   Bonus ($)             Options (#)
              ----                    ----    ----------   ---------             -----------
Raymond M. Hackney..........          2000    $91,269 (1)    $0                   100,000
   Chairman and Chief Executive       1999     16,875 (2)     0                         0
   Officer

_______________
(1) $45,000 of this amount was paid by MRG Enterprise, Inc.
(2) This amount was paid by MRG Enterprise, Inc.

     The following table sets forth certain information concerning grants of stock options to our Chief Executive Officer during the fiscal year ended December 31, 2000:

                        OPTION GRANTS IN FISCAL YEAR 2000

                             Number of Shares     Percent of Total Options
                                Underlying          Granted to Employees     Exercise Price     Expiration
               Name           Options Granted          in Fiscal Year        Per Share ($)         Date
               ----           ---------------          --------------        -------------         ----
Raymond M. Hackney..........    100,000 (1)                18.96%                $0.50            6/21/10
   Chairman and Chief
   Executive Officer

____________
(1) These options were granted as non-qualified stock options which were vested in full on the grant date. The options have a ten year term.

     The following table provides certain information with respect to our Chief Executive Officer concerning the exercise of stock options during the fiscal year ended December 31, 2000 and unexercised stock options held as of December 31, 2000:

                     AGGREGATED OPTION EXERCISES IN 2000 AND
                      OPTION VALUES AS OF DECEMBER 31, 2000

                                                        Number of Shares Underlying    Value of Unexercised
                                                           Unexercised Options at     In-The-Money Options at
                                                            December 31, 2000         December 31, 2000($)(1)
                                                            -----------------         -----------------------
                       Shares Acquired      Value
           Name        on Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable    Unexercisable
           ----        ---------------   ------------   -----------   -------------   -----------    -------------
Raymond M. Hackney....        0               $0          100,000            0           $30,000           $0
   Chairman and Chief
   Executive Officer

______________
(1) Based upon the fair market value of our common stock of $0.80 per share as of December 31, 2000 as determined by the Board of Directors.

EMPLOYEE BENEFIT PLANS

     We adopted the Whirlwind Marketing, Inc. 2000 Stock Option and Stock Award Plan on August 7, 2000. This plan provides for grants of incentive stock options, nonqualified stock options and restricted stock to our officers, directors, employees, consultants, advisors and independent contractors. Through stock ownership, we seek to attract, maintain and motivate these individuals to contribute to our success. Our Board has reserved a total of 1,000,000 shares of our common stock for grants under the plan. As of May 31, 2001, options to purchase an aggregate of 547,500 shares of our common stock at an exercise price of $0.50 per share had been granted to directors, officers, employees and consultants of our company under the plan and remained outstanding. Unless terminated earlier, our plan will terminate in August, 2010. Set forth below is a brief summary of the 2000 Stock Option and Stock Award Plan.

     Stock Options. The plan provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for grants to employees, consultants, advisors and independent contractors, including non-employee directors, of nonqualified stock options. No employee may be granted an incentive stock option that would give an optionee the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000.

     The plan is administered by the Board of Directors. The Board of Directors determines the terms of options granted under the plan, including the number of shares subject to an option and its exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant), term and exercisability.

     The Board determines the term of the options, which may not exceed ten years (five years in the case of an incentive stock option granted to a holder of 10% or more of our outstanding shares of stock). The Board determines when options vest and become exercisable.

     Stock Awards. The Board of Directors is authorized under the plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the Board in its sole discretion. Restrictions may be based on continuous service with us or the achievement of performance goals. Holders of restricted stock will be stockholders of ours and will have, subject to certain restrictions, all the rights of stockholders with respect to such shares. No stock awards are currently outstanding under the plan.

     Corporate Transactions. In the event of the sale of all or substantially all of our assets, or a merger or consolidation of our company with or into another corporation and certain other change of control transactions described in the plan, all options and stock awards outstanding under the plan will automatically accelerate and become 100% vested and exercisable immediately.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, other than (i) breaches of their duty of loyalty, (ii) actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases, or (iv) transactions from which they derive an improper personal benefit.

     Our Certificate of Incorporation and Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary under the Delaware General Corporation Law. Our Certificate of Incorporation and Bylaws also provide that we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, our Certificate of Incorporation and Bylaws provide that our Board of Directors may, but is not obligated, to provide indemnification to our employees and agents to the same extent provided to directors and officers.

     If the Delaware General Corporation Law is subsequently amended to provide for further limitations on the personal liability of directors of corporations or to expand the scope of indemnification for directors and officers, then the personal liability of our directors will be further limited and the scope of indemnity of directors and officers will be expanded to the greatest extent permitted by the Delaware General Corporation Law.

     We are currently applying for directors' and officers' liability insurance.

     At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted.

EMPLOYMENT AGREEMENTS

     On January 1, 2000, we entered into an employment agreement with James P. Gallagher as Vice President, Marketing & Sales, for a term of two years. The agreement provides for base compensation of $45,000 per year and bonuses and other additional compensation as may be determined by the Board of Directors. It contains a non-competition provision extending for two years following his termination of employment with us for any reason. Mr. Gallagher's Employment Agreement may be terminated upon 30 days prior written notice with or without cause, provided that we must continue to pay him compensation for two months following his date of termination if we terminate him without cause.

REGULATORY MATTERS

     During August, 1999, without admitting or denying any allegations, Raymond Hackney consented to the entry of an order of censure suspending his membership with the New York Stock Exchange for eight months in connection with Mr. Hackney having allegedly made certain trades of securities for clients during 1996 while employed by Janney Montgomery Scott with oral but not written discretionary authority.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following are summaries of the material terms of certain agreements and arrangements to which we are a party. You should be aware that these summaries are not a complete description of these agreements and arrangements.

RELATED PARTY PAYABLE

     During the year ended December 31, 2000 and for the period June 19, 1999 (inception) through December 31, 1999, MRG Enterprise, Inc., our controlling stockholder ("MRG"), incurred certain operating expenses, such as rent, payroll, payroll taxes, benefits, and other operating expenses on our behalf and made certain cash advances to us. These expenses and cash advances, net of repayments by us, amounted to an aggregate of $199,865 and $113,262 in the year ended December 31, 2000 and the period June 19, 1999 (inception) through December 31, 1999, respectively, and were charged to our company by MRG. We repaid this liability in full as described below under the caption "Promissory Notes."


PROMISSORY NOTES

     Between February, 1998 and April, 2000, MRG obtained an aggregate of $971,040 in financing through the issuance of unsecured promissory notes (the "MRG Notes") to various individuals not affiliated with our company or MRG. The MRG Notes accrued interest at rates between 12% and 19% per annum. Each of the MRG Notes had a six month term and required all principal to be paid on the final maturity date. Most of the MRG Notes required all accrued interest to be paid at maturity, although certain of the notes provided for monthly or quarterly payments of accrued interest.

     Between July, 2000 and November, 2000, as each MRG Note reached its final maturity date, MRG paid all accrued interest on the note, and then assigned the obligation to repay the principal of such note to our company. In connection with this assignment of indebtedness, the old note in the name of MRG was canceled and our company executed a new note for the full principal amount of the MRG Note on the same terms as the former note payable to the holder of the old MRG Note. During this period we assumed an aggregate of $971,040 of indebtedness represented by the MRG Notes from MRG. We satisfied the remaining amount of our related party payable to MRG (described under the caption "Related Party Payable" above) in full with our assumption of $313,127 of this amount. The remaining $657,913 of indebtedness we assumed from MRG represents part of a related party receivable that is payable to us by MRG. As of May 31, 2001, $294,788 remained to be paid to our company by MRG with respect to this receivable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2001, and as adjusted to reflect the sale of common stock in this offering, by:

     o all those known by us to own beneficially more than 5% of our outstanding common stock;
     o    our chief executive officer and each of our directors; and
     o    all of our directors and executive officers as a group.

     Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of May 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Percentage ownership in the following table is based on 3,103,751 shares of common stock outstanding as of May 31, 2001.



                                                                   PERCENT OF SHARES OUTSTANDING
                                           NUMBER OF SHARES      ---------------------------------
 NAME AND ADDRESS (1)                     BENEFICIALLY OWNED     BEFORE OFFERING     AFTER OFFERING
 --------------------                     ------------------     ---------------     --------------
 MRG Enterprise, Inc.(2)                       2,600,001           83.77%             64.44%

 Raymond M. Hackney(2)(3)                      2,700,001           84.28%             65.55%

 Mark W. Peters(2)(3)                          2,700,001           84.28%             65.55%

 George J. Evanick, Jr.(2)(3)                  2,700,001           84.28%             65.55%

 Richard I. Sichel (4)                            15,000           *                  *

 James J. Miller (5)                               5,000           *                  *

 All directors and executive
   officers as a group (8 persons) (6)         3,030,001           85.74%             68.77%

________________

*    Constitutes less than 1% of outstanding shares.
(1) The address for each beneficial owner of c/o Whirlwind Marketing, Inc., 455 Pennsylvania Avenue, Suite 200, Fort Washington, Pennsylvania 19034.
(2) Raymond M. Hackney, Mark W. Peters and George J. Evanick, Jr. each own one-third of the outstanding shares of common stock of MRG Enterprise, Inc. and share voting and investment power with regard to the securities beneficially owned by MRG Enterprise, Inc. Accordingly, each of Messrs. Hackney, Peters and Evanick indirectly beneficially owns the shares of Whirlwind Marketing, Inc. that are directly beneficially owned by MRG Enterprise, Inc.
(3) Includes shares held by MRG Enterprise, Inc. as described in note (2) above. Also includes 100,000 shares issuable upon exercise of vested stock options held by such individual.
(4) Includes 15,000 shares issuable upon exercise of vested stock options held by such individual.
(5) Includes 5,000 shares issuable upon exercise of vested stock options held by such individual.
(6) Includes 430,000 shares issuable upon exercise of vested stock options held by such individuals.

                              SELLING STOCKHOLDERS

     An aggregate of 1,091,250 outstanding shares of common stock and 181,250 shares of common stock underlying outstanding warrants are being offered for resale by selling stockholders in this offering. The information with respect to each selling stockholder appearing below has been provided to us by such selling stockholder. We have no knowledge of the intentions of any of the selling stockholders to actually sell any of the shares listed under the column "Shares Available For Sale."

     No selling stockholder, other than MRG Enterprise, Inc., has a material relationship with us other than the ownership of our common stock. MRG
Enterprise, Inc. is a significant stockholder of our company and is owned by Raymond Hackney, Mark Peters and George Evanick, three of our officers and directors. The shares offered by the selling stockholders pursuant to this prospectus may be offered from time to time by the selling stockholders named below or their nominees. Percentage ownership in the following table is based on 3,103,751 shares of common stock outstanding as of May 31, 2001.

                                                                                             PERCENTAGE OF
                               OWNERSHIP PRIOR TO    SHARES AVAILABLE    OWNERSHIP AFTER      CLASS OWNED
     SELLING STOCKHOLDER        THE OFFERING(1)         FOR SALE(1)       THE OFFERING       AFTER OFFERING
      -------------------        ------------            --------         ------------       --------------
MRG Enterprise, Inc ..............2,600,001              600,000            2,000,001          64.44%
Michael Cavanaugh ................   95,000               95,000                    0              0
Delaware Charter Guarantee & Trust
Co. fbo Donna M. Connell .........   62,500               62,500                    0              0
David Pliner .....................   57,500               57,500                    0              0
Steve Gottesman ..................   50,000               50,000                    0              0
David B. Ripka ...................   50,000               50,000                    0              0
Margaret Dunkelberger ............   37,500               37,500                    0              0
Robert Heisse ....................   35,000               35,000                    0              0
Alma Kramer ......................   35,000               35,000                    0              0
Lorraine Buckman .................   30,000               30,000                    0              0
Mabel Blynn ......................   25,000               25,000                    0              0
Richard I. Sichel, Jr ............   25,000               25,000                    0              0
Jack Stonehouse ..................   25,000               25,000                    0              0
David Bezold .....................   20,000               20,000                    0              0
Arlene Greenidge .................   15,000               15,000                    0              0
Ada Price ........................   14,287               14,287                    0              0
Jane Kohlhaas ....................   10,000               10,000                    0              0
Jack & Stefina Stonehouse ........   10,000               10,000                    0              0
P. Anne Walton ...................   10,000               10,000                    0              0
Walter Buckman ...................   10,000               10,000                    0              0
Robert & Lynn Gallagher ..........   10,000               10,000                    0              0
James & Christine Diem ...........   10,000               10,000                    0              0
Patricia Fluehr ..................   10,000               10,000                    0              0
Ryan C. Rickenbach ...............    2,857                2,857                    0              0
Ashley Rickenbach ................    2,857                2,857                    0              0
Ian Rickenbach ...................    2,857                2,857                    0              0
Rebecca A. Jones .................    2,857                2,857                    0              0
Sarah M. Jones ...................    2,857                2,857                    0              0
Samuel E. Jones ..................    2,857                2,857                    0              0
Rachel M. Jones ..................    2,857                2,857                    0              0
Timothy M. Jones .................    2,857                2,857                    0              0
Isaac J. Jones ...................    2,857                2,857                    0              0

(1) Where applicable, these amounts also include shares being offered for sale pursuant to this prospectus underlying outstanding warrants owned by such stockholder.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is a summary of the material provisions of our Certificate of Incorporation and Bylaws. We refer you to the more detailed provisions of our Certificate of Incorporation and Bylaws, copies of which are filed with Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part, and applicable law.

GENERAL

     Our authorized capital stock consists of 7,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of May 31, 2001, there were outstanding 3,103,751 shares of common stock and no shares of preferred stock. As of May 31, 2001, we had 33 record holders of our common stock.

COMMON STOCK

     The holders of the common stock are entitled to receive dividends and other distributions in cash, stock or property from our assets that are legally available for distribution, subject to any dividend preferences that may be attributable to preferred stock that may be outstanding. The form, amount and timing of dividends will be determined by our Board of Directors.

     Holders of the common stock may vote on all matters submitted for a vote of our stockholders. Each share of common stock is entitled to one vote. Our Certificate of Incorporation prohibits cumulative voting.

     There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, duly and validly issued, fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in the assets available for distribution after the claims of all senior security holders and creditors are satisfied. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

     General. We are authorized to issue 1,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation, preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

CERTAIN  CERTIFICATE  OF  INCORPORATION,   BYLAWS  AND  STATUTORY  ANTI-TAKEOVER
PROVISIONS AFFECTING STOCKHOLDERS

     Certain provisions of our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Such provisions may also have the effect of deterring hostile takeovers or delaying changes in control or management of our company. While certain of these provisions are summarized below, this summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws.

     Certificate of Incorporation and Bylaws Provisions. Our Certificate of Incorporation provides for the authorization of undesignated preferred stock that makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The ability to issue preferred stock may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

     Our Certificate of Incorporation and Bylaws provide that our Board of Directors will consist of not less than one nor more than eleven directors (other than directors elected by holders of our preferred stock, if any), the exact number to be fixed from time to time by resolution adopted by our Board of Directors. Subject to the rights of the holders of any series of our preferred stock, if any, our Bylaws authorize our Board of Directors to elect additional directors resulting from an increase in the number of directors or to fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal or otherwise. A director elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our Bylaws also provide that directors may be removed by stockholders only by the affirmative vote of holders of at least two-thirds (66-2/3%) of our then outstanding common stock. In addition, our Bylaws provide that special meetings of our stockholders may only be called by our president, Board of Directors or of holders of at least 25% of all shares of stock outstanding and entitled to vote. The effect of these provisions is to make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

     Our Bylaws, including the provisions of our Bylaws that could have anti-takeover effects as described above, are subject to adoption, repeal or amendment either by our Board of Directors or by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of the outstanding shares of common stock. This requirement makes it more difficult for stockholders to make changes to the provisions in our Bylaws which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent holders of a majority of voting securities from amending these provisions of our Bylaws.

     Indemnification. Our Certificate of Incorporation and Bylaws include provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation and Bylaws also include provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. In addition, our Certificate of Incorporation provides that we shall, to the extent permitted by Delaware law, indemnify and advance expense to the currently acting and former directors and officers of ours, or of another enterprise if those individuals are serving at our request, against all expenses arising in connection with their acting in such capacities. The effect of such provisions is to minimize our rights and our stockholders' rights, through stockholder's derivative suits against us, to recover monetary damages against a director for certain breaches of directors' fiduciary duties.

     Section 203 of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder." However, the provisions of Section 203 do not apply if:

     o our Board of Directors approves the "business combination" or the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction that made the person an "interested stockholder";
     o after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are our officers and directors; or
     o on or after the date of the transaction, the "business combination" is approved by our Board of Directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

     A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder," subject to certain exceptions, is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a our outstanding voting stock.

     The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     While we believe that these provisions are necessary to attract and retain qualified persons as directors and officers, the provisions described above may also have the effect of delaying stockholder actions with respect to business combinations and the election of new members to our Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination with us or elect a new director to our Board of Directors.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Registrar & Transfer Company, Cranford, New Jersey.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Upon completion of this offering, we will have outstanding 3,272,501 shares of common stock, assuming exercise of all of our outstanding warrants and no exercise of outstanding stock options. All of the shares sold in this offering will be freely tradable. To the extent they are not sold in this offering, the outstanding shares of our common stock (assuming no exercise of outstanding stock options and warrants) will be available for sale in the public market, subject to compliance with Rule 144 under the Securities Act, as follows:

      DATE OF AVAILABILITY FOR SALE               NUMBER OF SHARES
      -----------------------------               ----------------

            August 7, 2001                           2,600,001
            August 14, 2001                             90,000
            February 28, 2002                          220,000
            March 26, 2002                             181,250

     The general provisions of Rule 144 are described below.

RULE 144 AND RULE 144(k)

     In general, under Rule 144 of the Securities Act of 1933, any of our stockholders who has beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     o one percent (1%) of the then outstanding shares of our common stock (approximately 31,000 shares immediately after this offering, assuming no exercise of outstanding stock options or warrants); or
     o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

REGISTRATION RIGHTS

     Following completion of this offering, holders of 491,250 shares of common stock issued in connection with certain private placements will be entitled to require us under certain circumstances to register their shares for public sale under the Securities Act of 1933 unless they are sold in connection with this offering. These registration rights were granted pursuant to the Subscription Agreements between us and each purchaser of common stock in those private placements. The registration rights provide that if we subsequently register any securities for public sale, other than a registration statement on Form S-4, Form

S-8 or any registration form that does not permit secondary sales, holders of registration rights will have the right to include their shares in the registration statement.

     The registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions. If we register shares of common stock pursuant to the exercise of these rights, the shares we register would become freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of the registration and may adversely affect our stock price.

STOCK OPTIONS

     We intend to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register shares issued in connection with option exercises and grants of restricted stock. Shares of common stock issued upon exercise of options and grants of restricted stock after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations and lock-up agreements.

                              PLAN OF DISTRIBUTION

     The sale of shares by the selling stockholders in this offering may be effected from time to time in transactions (which may include block transactions) in the OTC Bulletin Board market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any discounts, concessions or commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The 1,272,500 shares of common stock being offered hereby may be sold from time to time during the effectiveness of the registration statement of which this prospectus forms a part. We are unable to estimate the amount, timing or nature of future sales of the shares. Prior to this offering, there has been no public market for our securities and no prediction can be made as to the effect, if any, that market sales of our common stock will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

     To the extent required, a supplement to this prospectus will be distributed which sets forth the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders and any discounts, concessions or commissions and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                                  LEGAL MATTERS

     The  validity of the shares of common stock  offered  hereby will be passed
upon  for  us  by  Stradley,   Ronon,   Stevens  &  Young,  LLP,   Philadelphia,
Pennsylvania.

                                     EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information described in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Whirlwind Marketing, Inc., and the common stock, refer to the registration statement and the related exhibits and schedules. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, NW, Washington, D.C., 20549, Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at www.sec.gov. Upon completion of this offering, we must comply with the information and periodic reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference room and the website of the Securities and Exchange Commission.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          INDEX TO FINANCIAL STATEMENTS



                                                                     PAGE
                                                                     ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........           F-2

FINANCIAL STATEMENTS
    Balance sheets........................................    F-3 -  F-4
    Statements of operations..............................           F-5
    Statements of changes in stockholders' deficiency.....           F-6
    Statements of cash flows..............................    F-7 -  F-8
NOTES TO FINANCIAL STATEMENTS.............................    F-9 - F-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Whirlwind Marketing, Inc.
Fort Washington, Pennsylvania

We have audited the accompanying balance sheet of Whirlwind Marketing, Inc. (a development stage enterprise) as of December 31, 2000 and the statements of operations, changes in stockholders' deficiency and cash flows for the year ended December 31, 2000 and the period from June 19, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whirlwind Marketing, Inc. (a development stage enterprise) at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from June 19, 1999 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained losses of $1,771,003 and $102,196 for the year ended December 31, 2000 and for the period from June 19, 1999 (inception) through December 31, 1999, respectively. Additionally, the Company has stockholders' and working capital deficiencies of $917,824 and $729,898, respectively, at December 31, 2000 and also has $1,481,040 in notes payable maturing during 2001. The aforementioned items raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ BDO Seidman, LLP
Philadelphia, Pennsylvania
April 4, 2001

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                     December 31,                       March 31,
                                                             2000                            2001
-------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)
ASSETS

CURRENT ASSETS
     Cash                                                $159,428                        $240,022
     Accounts receivable
         Trade                                              8,027                          13,517
         Related party (Note 7)                           683,913                         386,288
     Inventories                                           24,129                          22,808
     Deposits and other current assets                      8,813                          18,813
-------------------------------------------------------------------------------------------------------


TOTAL CURRENT ASSETS                                      884,310                         681,448

PROPERTY AND EQUIPMENT,
     net (Notes 3 and 4)                                  113,912                         142,203
-------------------------------------------------------------------------------------------------------



TOTAL ASSETS                                             $998,222                        $823,651

-------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                 BALANCE SHEETS


                                                        December 31,                        March 31,
                                                                2000                             2001
---------------------------------------------------------------------------------------------------------
                                                                                          (Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
     Accounts payable                                       $2,879                            $79,959
     Accrued expenses                                      113,083                             73,201
     Current maturities of obligations
     under capital leases (Note 4)                          17,206                             19,059
     Current maturities of long-term
     debt (Note 5)                                       1,481,040                          1,479,540
---------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                1,614,208                          1,647,759

OBLIGATIONS UNDER CAPITAL LEASES, net of
    current maturities (Note 4)                             51,838                             46,080
LONG-TERM DEBT, net of current
    maturities (Note 5)                                    250,000                             30,000
---------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                        1,916,046                          1,723,839
---------------------------------------------------------------------------------------------------------

COMMITMENTS (Note 6)                                            --                                 --

STOCKHOLDERS' DEFICIENCY (Notes 2, 5,
     8 and 9)
         Preferred stock, $.001 par value
           Authorized shares 1,000,000
           Issued and outstanding, none                         --                                 --
         Common stock, $.001 par value
           Authorized 7,000,000 shares
           Issued and outstanding
              2,690,001 and 3,103,751 shares                 2,690                              3,104
         Additional paid-in capital                        952,685                          1,327,271
         Accumulated (deficit) during
           development stage                            (1,873,199)                        (2,230,563)
---------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' DEFICIENCY                            (917,824)                          (900,188)
---------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS'
     DEFICIENCY                                           $998,222                           $823,651
---------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            STATEMENTS OF OPERATIONS


                                   Period from                                                          Cumulative
                                 June 19, 1999                                                              Period
                                   (Inception)                                                       June 19, 1999
                                       through            Year       Three months     Three months      (Inception)
                                  December 31,  ended December              ended            ended   Through March
                                          1999        31, 2000     March 31, 2000   March 31, 2001        31, 2001

-------------------------------------------------------------------------------------------------------------------
                                                                    (Unaudited)      (Unaudited)     (Unaudited)
REVENUES                           $   1,800      $   56,715         $   10,360       $   24,301      $   82,816
COST OF REVENUES                         204          13,180              1,741            9,703          23,087
-------------------------------------------------------------------------------------------------------------------

GROSS PROFIT                           1,596          43,535              8,619           14,598          59,729
OPERATING EXPENSES  (NOTE 7)         103,792       1,556,536            237,725          325,881       1,986,209
-------------------------------------------------------------------------------------------------------------------

(LOSS) FROM OPERATIONS              (102,196)     (1,513,001)          (229,106)        (311,283)     (1,926,480)
INTEREST INCOME                           --           3,107                 --              671           3,778
INTEREST EXPENSE                          --        (261,109)           (72,081)         (46,752)       (307,861)
-------------------------------------------------------------------------------------------------------------------

NET (LOSS)                         $(102,196)    $(1,771,003)         $(301,187)       $(357,364)    $(2,230,563)
-------------------------------------------------------------------------------------------------------------------

(LOSS) PER SHARE OF COMMON
     STOCK (BASIC
     AND DILUTED)                    $ (0.04)        $ (0.67)           $ (0.12)         $ (0.13)       $ (0.84)
-------------------------------------------------------------------------------------------------------------------

WEIGHTED-AVERAGE COMMON
     SHARES OUTSTANDING USED
     IN COMPUTING  (LOSS) PER
     SHARE (BASIC AND DILUTED)     2,600,001       2,635,656          2,600,001        2,810,764       2,649,006
-------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                                       Preferred Stock         Common Stock
                                     --------------------- ---------------------
                                        Number                Number                Additional
                                            of                    of                   Paid-In      Accumulated
                                        Shares     Amount     Shares     Amount        Capital        (Deficit)         Total
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, June 19, 1999
   (inception)                              --       $ --          --        $  --        $  --          $  --         $  --

Capital contribution from
   stockholder, June 19, 1999               --         --    2,600,001       2,600       23,400             --        26,000

Net (loss) for the period
   June 19, 1999 through
   December 31, 1999                        --         --           --          --           --      (102,196)      (102,196)
------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1999                  --         --    2,600,001       2,600       23,400      (102,196)       (76,196)

Net (loss)                                  --         --           --          --           --    (1,771,003)    (1,771,003)

Stock options issued for services
   rendered during the three
   months ended March 31, 2000              --         --           --          --       50,000             --         50,000

Conversion rights issued in
   connection with convertible
   notes, January 10, 2000                  --         --           --          --      105,000             --        105,000

Conversion rights issued in
   connection with convertible
   notes, April 4, 2000                     --         --           --          --       82,500             --         82,500

Compensation for options granted
   to employees, June 21, 2000              --         --           --          --      534,375             --        534,375

Sale  of  common  stock,  August 9,
   2000                                     --         --       90,000          90      157,410             --       157,500
------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 2000                  --         --    2,690,001       2,690      952,685    (1,873,199)      (917,824)


Net (loss) for the three months
   ended March 31, 2001 (unaudited)         --         --           --          --           --      (357,364)      (357,364)

Common stock issued to redeem
   convertible debt, February 15,
   2001(unaudited)                          --         --      220,000         220      219,780             --       220,000

Sale of common stock, March 26,
   2001 (unaudited)                         --         --      193,750         194      154,806             --       155,000
------------------------------------------------------------------------------------------------------------------------------


BALANCE, March 31, 2001 (unaudited)         --         $--   3,103,751      $3,104   $1,327,271   $(2,230,563)     $(900,188)
------------------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                                                Cumulative
                                                     Period from                                                    Period
                                                   June 19, 1999                                             June 19, 1999
                                                     (inception)                 Three months  Three months    (inception)
                                                         through      Year ended       ended         ended         through
                                                    December 31,    December 31,   March 31,     March 31,       March 31,
                                                            1999            2000        2000          2001            2001
----------------------------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)  (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss)                                          $(102,196)    $(1,771,003)  $(301,187)   $(357,364)    $(2,230,563)
   Adjustments to reconcile net (loss) to net
     cash (used in) provided by operating activities
       Depreciation                                           --           3,985       1,168       8,968           12,953
       Stock options issued for services rendered             --          50,000      50,000          --           50,000
       Compensation for options granted to employees          --         534,375          --          --          534,375
       Amortization of financing costs                        --         187,500      70,000          --          187,500
       Changes in assets and liabilities
           (Increase) decrease in assets
               Accounts receivable, trade                     --          (8,027)     (4,380)     (5,490)         (13,517)
               Accounts receivable, related party             --         199,865          --     297,625          497,490
               Inventories                               (10,861)        (13,268)     (9,082)      1,321          (22,808)
               Deposits and other current assets          (9,535)            722         (21)         --           (8,813)
           Increase (decrease) in liabilities
               Accounts payable, trade                     3,703            (824)     (3,703)     69,176           72,055
               Accounts payable, affiliate               113,262              --     101,849          --          113,262
               Accrued expenses                            7,855         105,228       8,692     (35,978)          77,105

----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        2,228        (711,447)    (86,664)    (21,742)        (730,961)
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Restricted cash                                      (140,000)        140,000     140,000          --               --
   Purchases of property and equipment                    (1,200)        (44,633)     (3,533)    (37,259)         (83,092)

----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES     (141,200)         95,367     136,467     (37,259)         (83,092)
----------------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                                                      Cumulative
                                                       Period from                                                        Period
                                                          June 19,                                                      June 19,
                                                              1999                                                          1999
                                                       (inception)                   Three months                    (inception)
                                                           through     Year ended           ended    Three months        through
                                                      December 31,    December31,       March 31,           ended      March 31,
                                                              1999           2000            2000  March 31, 2001           2001

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)     (Unaudited)    (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from sale of common stock                   $     --      $ 157,500        $     --        $ 145,000     $ 302,500
     Proceeds from long-term debt                          140,000        620,000         115,000           15,000       775,000
     Repayments of long-term debt                               --             --              --          (16,500)      (16,500)
     Repayments of obligation under capital lease               --         (3,020)           (716)          (3,905)       (6,925)
------------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  140,000        774,480         114,284          139,595     1,054,075
------------------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                         1,028        158,400         164,087           80,594       240,022

CASH AT BEGINNING OF PERIOD                                     --          1,028           1,028          159,428            --
------------------------------------------------------------------------------------------------------------------------------------

CASH AT END OF PERIOD                                     $  1,028      $ 159,428        $165,115        $ 240,022     $ 240,022
------------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the period for interest                  $--      $  47,362          $2,081        $  47,286     $  94,648
     Satisfaction of capital contribution through
     reduction of related party payable                     26,000             --              --               --        26,000
------------------------------------------------------------------------------------------------------------------------------------

NONCASH TRANSACTIONS
     Acquisition of equipment under capital lease         $     --      $  72,064        $ 14,520        $      --     $  72,064
     Stock options issued for services rendered                 --         50,000              --               --        50,000
     Compensation for options granted to employees              --        534,375              --               --       534,375
     Conversion rights issued in connection with
     convertible notes                                          --        187,500          70,000               --       187,500
     Debt securities converted to equity                        --             --              --          220,000       220,000
     Debt transferred from parent company                       --        971,040              --               --       971,400
------------------------------------------------------------------------------------------------------------------------------------

                                See accompanying notes to financial statements.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

1. LOSSES AND       Whirlwind  Marketing, Inc. (the  "Company") has  accumulated
   UNCERTANTIES     losses  since  inception  of  $1,873,199,   a  stockholders'
                    deficiency of $917,824 and a working  capital  deficiency of
                    $729,898 as of December 31, 2000 and has  incurred  costs to develop  and  enhance  its  technology  and  to  create  and introduce  its products and services to its  customers.  The
                    Company is in the  development  stage as  planned  principal
                    operations  of  its   V-Giving(TM)   fundraising  tool  have
                    commenced,   but  there  has  been  no  significant  revenue
                    generated.  The Company has had negative operating cash flow
                    since   inception,   which  likely  will  continue  for  the
                    foreseeable future as it develops and markets its products.

                    The Company faces intense competition as there are many current competitors already established in this business and new competitors can establish themselves quickly as barriers to entry and the costs of entry are relatively low.

                    The Company has not yet begun to generate income and cash flow from operations sufficient to maintain its operations or satisfy its future commitments and is reliant on its continuing ability to secure capital from a variety of outside financing sources. To date, the Company's revenues primarily reflect sales of its Gold Card scratch-card donation system and other traditional fundraising merchandise such as candy and licensed sports mugs. The Company's revenues from subscriptions to its V-Giving(TM) on-line fundraising tool, which was commercially introduced in January, 2001, have not been significant.

                    The emerging nature of the Company's products and services and their rapid evolution will require the Company to continually improve the performance, features and reliability of its services. The Company's success will depend, in part, on its ability to enhance its existing services, to develop new services and technology that address the increasingly sophisticated and varied needs of its customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer demands, its business, operating results and financial condition could be materially adversely affected.

                    During 2000, Whirlwind raised approximately $158,000 through the issuance of Common Stock and $620,000 through the issuance of notes. The net proceeds have been used for its working capital and other general corporate purposes. The Company believes that it can secure additional financing sufficient to fully develop its technologies into commercially viable products and services. If adequate funds are not available, the Company may be required to curtail its operations or seek

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    other remedies such as the sale of its operations. There can be no assurance that the Company would be successful in such endeavors.

                    The Company's plan of operation and prospects must be considered in light of the risks, expenses, difficulties and problems frequently encountered in the establishment of a new business.

                    BUSINESS

2. SUMMARY OF       Whirlwind Marketing,  Inc.,  incorporated on August 4, 2000,
   SIGNIFICANT      develops  and markets  innovative  fundraising  products and
   ACCOUNTING       services for nonprofit  organizations,  including charitable
   POLICIES         organizations,  educational institutions and civic and trade
                    associations.   The  Company's   fundraising  solutions  are
                    designed to provide its customers with more complete, effective and easy-to-use systems to assist them in their fundraising activities. The Company is currently developing an on-line fundraising tool, V-Giving (TM), that will provide its customers with the ability to accept donations over the Internet while allowing them to establish and further develop relationships with their donors. The Company also offers a variety of off-line fundraising products and programs designed for immediate, goal-related fundraising needs.

                    The Company's other current fundraising product offerings include the Gold Card, a donation system employing a scratch-card to determine the amount of the donation and "thank you" incentives for donors, as well as traditional fundraising merchandise, such as candy and officially licensed sports mugs. As a direct seller of these products the Company negotiates the sale, purchases the inventory and delivers or arranges delivery of this merchandise to the customers.

                    MERGER

                    On August 7, 2000, Whirlwind Marketing, LLC ("LLC"), organized as a limited liability company on June 19, 1999, was merged into Whirlwind Marketing, Inc., a Delaware corporation. In accordance with the merger document, each membership share in the LLC was converted to 100 shares of Whirlwind Marketing, Inc. common stock for a total of 2,600,001 shares issued and outstanding. Since both of the entities in the merger were under common ownership and control, the merger of Whirlwind Marketing, LLC and Whirlwind Marketing, Inc. was recorded in a manner similar to a pooling of interests.


                    INTERIM UNAUDITED INFORMATION

                    The accompanying interim financial statements as of March 31, 2001 and for the three month periods ended March 31, 2000 and 2001 and the cumulative period from June 19, 1999 (inception) through March

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    31, 2001, respectively, and related disclosures in the accompanying notes have not been audited and do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with Generally Accepted Accounting Principles.
                    However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of March 31, 2001 and the results of its operations and its cash flows for the three month periods ended March 31, 2001 and 2000 and the cumulative period from June 19, 1999 (inception) through March 31, 2001. Operating results for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year.

                    USE OF ESTIMATES

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    REVENUE RECOGNITION

                    From June 19,1999 (inception) through March 31, 2001 the Company has operated in one business segment. Substantially all revenues have been derived from sales of the Company's off-line fundraising products which include Gold Cards and traditional fundraising merchandise (e.g. candy and licensed mugs). Revenue associated with these sales is recognized upon shipment in fulfillment of customer orders.

                    The Company's V-Giving(TM) solution is a Web-based subscription service that allows the Company to collect donations on behalf of subscribers, accept membership applications or renewals and perform event registration services utilizing the Internet. The V-Giving(TM) subscription service is a fixed product that only permits customers (not the Company) to change certain preferences within fixed parameters. The Company does not perform any configuration or customization services for customers with respect to V-Giving(TM). Revenue from this subscription service will be recognized from delivery of access to V-Giving(TM) ratably over the term of the subscription, because the customer accepts V-Giving(TM) as is, and therefore the subscription fees paid for access to V-Giving(TM) are non-refundable. Through March 31, 2001 revenue recognized by the Company from this service has not been material.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    COLLECTION AND REMITTANCE OF SUBSCRIBERS' DONATIONS

                    The Company will reflect amounts collected and due to the subscribers to its V-Giving(TM) service as Cash Restricted and Accounts Payable-Subscribers. Through March 31, 2001, operations utilizing V-Giving(TM) have not been material. There have been no donations collected for the benefit of subscribers through March 31, 2001.

                    START- UP ACTIVITIES

                    The  Company   expenses   start-up   costs  as  incurred  in
                    accordance with the AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

                    INVENTORIES

                    Inventories consist of the Company's scratch off gold card fundraising products and are stated at the lower of cost or market.


                    PROPERTY AND EQUIPMENT

                    Property and equipment are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized and maintenance and repairs are charged to current operations. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts and the gain or loss on such dispositions is included in current operations. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the respective assets.


                    IMPAIRMENT OF LONG-LIVED ASSETS

                    The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. If the Company determines that the carrying values have been impaired, the measurement and recognition of the impairment will be based on estimated discounted future operating cash flows. As of March 31, 2001, the Company has determined the carrying value of these assets has not been impaired.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    SOFTWARE COSTS

                    Software costs represent amounts paid to third parties to acquire and develop software to be utilized in the Company's V-Giving(TM) on-line solution. The costs have been capitalized in accordance with Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The Company will begin amortizing these costs over a three-year period, beginning during the quarter ended June 30, 2001 as sales of the V-Giving(TM) solution were not material during the quarter ended March 31, 2001. The Company will continue to evaluate any impairments to the software on a periodic basis.

                    INCOME TAXES

                    Whirlwind Marketing, LLC, with the consent of its sole member, MRG Enterprise, Inc. ("MRG"), elected to be taxed as a partnership for federal and state income tax purposes for the period from inception, June 19, 1999 to August 7, 2000, the date of its merger into the Company. Therefore, no provision for income taxes is required for the aforementioned period. Members were taxed individually on their pro rata share of earnings in accordance with the terms of the operating agreement.

                    Upon the merger into Whirlwind Marketing, Inc., the Company adopted the provisions of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.


                    CREDIT RISK

                    The Company generally does not offer credit terms. Customer orders are paid via credit card or cash, significantly reducing credit risk for the Company.

                    The Company places its cash with financial institutions evaluated as being creditworthy. The Company's cash balance will exceed federally insured limits at various times during the year.

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    ADVERTISING COSTS

                    The Company expenses advertising costs as incurred. Total advertising costs charged to expense for the year ended December 31, 2000 and for the period June 19, 1999 (inception) to December 31, 1999 was $15,615 and $270, respectively.


                    FAIR VALUE OF FINANCIAL INSTRUMENTS

                    In assessing the fair value of financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and loan risks existing at that time. For certain instruments, including accounts receivable, accounts payable and short-term debt, it was estimated that the carrying amount approximated fair value for these instruments because of their short-term maturity. The carrying amounts of long-term debt approximate fair value since the Company's interest rates approximate current interest rates.


                    NET INCOME (LOSS) PER COMMON SHARE

                    The Company computes net income (loss) per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution from the exercise or conversion of securities into common stock and is computed by dividing the net income available to common stockholders by the weighted average number of common and common equivalent shares outstanding during the period. Equivalents, including warrants, stock options and convertible debt, were not included in diluted net loss per share as their effect would be antidilutive for all periods presented.

                    STOCK-BASED COMPENSATION

                    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which has recognition provisions that establish fair value as the measurement basis for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. SFAS No. 123 also has certain disclosure provisions. The recognition provision with regard to the fair value-based method of accounting for stock-based employee compensation plans is optional. Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" uses what is referred to as an intrinsic

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    value-based method of accounting. The Company has decided to apply APB No. 25 for its stock-based employee compensation arrangements.

                    COMPREHENSIVE INCOME

                    The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                    IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCMENTS

                    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 was amended in June 1999, with the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB
                    Statement  No.  133".  SFAS  No.  137  makes  SFAS  No.  133 effective for all fiscal quarters of the fiscal years beginning after June 15, 2000, and establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. Presently, the Company does not use derivative instruments either in hedging activities or as investments. The adoption of SFAS No. 133 did not have an impact on the Company's financial position or results of operations.

                    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This pronouncement provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Management believes that the Company's current revenue recognition policy conforms to the guidance in SAB No. 101.

                    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    Opinion No. 25 ("APB 25"). FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the previously fixed stock options or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company's adoption of FIN 44 in Fiscal 2000 did not have a material effect on the Company's financial statements.

3. PROPERTY AND     Property and equipment consisted of the following:
   EQUIPMENT

                                             Estimated
                                             Useful          December
                                             Life In         31,
                                             Years           2000
 -------------------------------------------------------------------------

 Furniture and fixtures                      3 to 5               $9,833
 Furniture and equipment
     under capital lease                     3 to 5               72,064
 Software                                    3                    36,000
 -------------------------------------------------------------------------

                                                                 117,897
 Less accumulated depreciation                                     3,985
 -------------------------------------------------------------------------

                                                                $113,912
 =========================================================================


                    No amortization has been charged on capitalized software costs because the asset had not been put into service as of December 31, 2000.


4. OBLIGATIONS      The future minimum payments under capital leases at December
   UNDER CAPITAL    31, 2000 is as follows:
   LEASES

Year ending December 31,                                       Amount
--------------------------------------------------------------------------

    2001                                                         $35,295
    2002                                                          35,295
    2003                                                          31,898
    2004                                                           6,040
--------------------------------------------------------------------------

Total minimum lease payments                                     108,528
Less amount representing interest (12.3% to 52.0%)                39,484
--------------------------------------------------------------------------

Present value of net minimum lease payments                       69,044
Less current maturities of capital lease obligations              17,206
--------------------------------------------------------------------------
                                                                 $51,838
==========================================================================

                    The assets and liabilities under capital leases are recorded at the lower of the

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    present value of the minimum lease payment or the fair value of the assets. The assets are amortized over the term of the respective lease.

                    During 2000, the Company entered into capital lease obligations totaling $72,064, for the purchase of equipment. Depreciation on equipment under capital leases was $2,911 for 2000. The net book value of equipment under capital leases at December 31, 2000 amounted to $69,153.


5. LONG-TERM        Long-term debt consists of the following:
   DEBT

                                                                  December  31,
                                                                  2000
------------------------------------------------------------------------------

7%  convertible  debentures  due January 2002 through  April
2002;  convertible into common stock six months from date of issuance  at a  conversion  price of $1 per share;  interest payable monthly in arrears.  As of December 31, 2000,  these debentures were eligible for conversion. Between January and
April 2001,  convertible  notes payable with a face value of
$220,000 were converted into 220,000 shares of common stock.       $250,000

For the three months ended March 31, 2000 and the year ended
December 31, 2000, the Company recorded a non-cash charge of
$105,000  and   $187,500,   respectively,   related  to  the
conversion feature of these convertible debentures.

Notes payable,  individuals,  principal and accrued interest at 12% to 19%  payable  at  maturity  from  January  2001 to
November 2001. Between January and March 2001, notes payable maturing through March 31, 2001 with an aggregate face value of $505,000  were each  extended for a period of six months, with  principal  and  accrued  interest  at  12.0%  to 19.0%
payable at maturity from July to September 2001.                  1,481,040
------------------------------------------------------------------------------
                                                                  1,731,040
Less current maturities                                           1,481,040
------------------------------------------------------------------------------

                                                                   $250,000
==============================================================================

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS


6. COMMITMENTS      OPERATING LEASES



                    The Company leases certain facilities and equipment under operating leases. The following is a schedule of future minimum rental payments under these operating leases as of December 31, 2000:

                    Year ending December 31,                           Amount
                    ------------------------------------------------------------

                    2001                                           $106,088
                    2002                                            111,623
                    2003                                            116,816
                    2004                                            120,312
                    2005                                            102,720
                    ------------------------------------------------------------

                    Total minimum lease payments                   $557,559
                    ============================================================

                    Rent expense for the year ended December 31, 2000 and for the period June 19, 1999 (inception) to December 31, 1999 was $54,613 and $27,196, respectively.


7. RELATED PARTY During the year ended December 31, 2000 and for the period TRANSACTIONS June 19, 1999 (inception) through December 31, 1999, MRG, the majority  stockholder in the Company,  incurred  certain operating expenses,  such as rent,  payroll,  payroll taxes, benefits,  and  other  operating  expenses  on behalf of the
                    Company and made certain cash advances to the Company.  Such costs and cash  advances,  net of repayments by the Company,
                    amounted  to  an  aggregate   of  $199,865   and   $113,262,
                    respectively,  and have been  charged to the Company by MRG.

                    During the year ended December 31, 2000, the Company had transferred to it by MRG notes payable, originally owed by MRG, at an aggregate face value of $971,040. The Company satisfied its related party payable to MRG in full with $313,127 of this amount. The remaining $657,913 of indebtedness the Company assumed from MRG represents part of a related party receivable that is payable to the Company by MRG. During the quarter ending March 31, 2001, MRG satisfied $300,000 of this obligation.


8. CAPITAL          AUTHORIZED SHARES
   STRUCTURE

                    The Company's authorized capital stock consists of 7,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, as to which the Board has the power to designate the

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS


                    rights, terms, preferences, privileges, and ratify powers, if any, and the restrictions and qualifications of the share of each series as established.

                    COMMON STOCK

                    The Company is authorized to issue 7,000,000 shares of Common Stock, $.001 par value per share. As of March 31, 2001 and December 31, 2000, 3,103,751 and 2,690,001 shares were issued and outstanding, respectively. Holders of Common Stock are entitled to one vote for each share of Common Stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor.

                    The rights of holders of Common Stock to receive dividends are subject to the dividend rights of the holders of Preferred Stock. Similarly, the rights of holders of Common Stock, upon liquidation or dissolution of the Company, are subject to the preferences afforded to holders of the
                    Company's   Preferred   Stock.

                    The Common Stock has no preemptive or other subscription rights, no cumulative voting rights, and there are no conversion rights or redemption provisions. All outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

                    PREFERRED STOCK

                    The Company is authorized to issue 1,000,000 shares of Preferred Stock, $.001 par value per share. As of the date of this report, the Company had not designated any shares of Preferred Stock.


9. STOCK OPTIONS    STOCK OPTIONS
   AND WARRANTS

                    The Company adopted a stock option and stock award plan in 2000 for eligible employees, directors, independent contractors or consultants of the Company or an affiliate. As of December 31, 2000, the 2000 Stock Option Plan (the "Plan") authorized the issuance of options to purchase up to 1,000,000 shares of common stock. The plan is administered by the Administrative Committee, which determines the distribution of all options. The plan provides for the granting of options intended to qualify as "incentive stock options" ("ISOs") to eligible employees, and nonqualified stock options ("NQSOs") to employees, nonemployee directors, independent contractors or other

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    persons who have provided services to the Company. The exercise price of all ISOs granted under the plan may not be less than the fair market value of the shares at the time the option is granted. For individuals who, on the grant date, own shares equal to at least 10% of the total combined voting power of stock of the Company, the exercise price may not be less than 110% of the fair market value at the time the option is granted and the expiration period is reduced to 5 years. The stock options are exercisable over a period determined by the Administrative Committee, but no longer than ten years after the date of the grant.

                    A summary of the Company's nonqualified stock option activity, all of which vested on September 21, 2000, and related information for the year ended December 31, 2000 follows:

                                                                      Weighted-
                                                                      Average          Weighted-Average
                                                         Number       Remaining        Exercise
                                                         of           Contractual      Price
                                                         Shares       Life             Per Share
                    -------------------------------------------------------------------------------------

                    Balance, December 31, 1999            --                            --
                    Granted                               527,500       9.97 yrs.       $.50
                    Exercised                             --                            --
                    Forfeited                             --                            --
                    -------------------------------------------------------------------------------------

                    Balance, December 31, 2000             527,500                      $.50
                    -------------------------------------------------------------------------------------

                    The Company has elected to follow Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock options. Under APB No. 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income in future years.

                    Pro forma information regarding net loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    Year ended December 31,                     2000
                    ------------------------------------------------
                    Expected volatility                         .458
                    Expected dividend yield                       0%
                    Expected life (term)                    10 years
                    Risk-Free Interest Rate                    6.11%

                    ================================================

                    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                    For purposes of pro forma disclosures, since no further services are required of the optionee, the estimated fair value of the option is expensed when the options are vested. To date, substantially all options issued have vested upon the date of grant. The Company's pro forma information follows:



                    Year ended December 31,                            2000
                    ------------------------------------------------------------

                    Net (loss) as reported                        $ (1,771,003)
                    (Loss) per share of common stock as reported  $      (0.67)

                    Pro forma net (loss)                          $ (1,912,078)
                    Pro forma  (loss) per share of common stock   $      (0.73)

                    ============================================================

                    At December 31, 2000, exercisable stock options totaled 527,500 and had a weighted-average exercise price of $0.50. The weighted average fair value of options granted (at their grant date) during the year ended December 31, 2000 was $0.50. During the quarter ended March 31, 2001, the Company granted options to purchase in aggregate 25,000 shares of common stock to an employee and a director at an exercise price of $0.50 per share.

                    During the three months ended March 31, 2000, the Company recorded a non-cash charge of $50,000 in connection with the issuance to a

                            WHIRLWIND MARKETING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    consultant of an option to purchase 100,000 shares of common stock at an exercise price of $.50 per share.

                    On June 21, 2000, the Company recorded a non-cash charge of $534,375 in connection with the issuance of options to employees to purchase 427,500 shares of common stock at an exercise price of $0.50 per share, which was below fair market value at the date of grant.

                    STOCK WARRANTS

                    The following table contains information on warrants issued and outstanding:




                    --------------------------------- --------- -------- -------------
                                                     Number of  Exercise    Weighted
                                                       Shares    Price   Average Price
                    --------------------------------- --------- -------- -------------
                    Outstanding at December 31, 1999
                        and 2000                             -
                    --------------------------------- --------- -------- -------------
                    Granted                            193,750     $1.50      $1.50
                    --------------------------------- --------- -------- -------------
                    Outstanding at March 31, 2001      193,750     $1.50      $1.50
                    --------------------------------- --------- -------- -------------

                    During March 2001, the Company issued and sold 193,750 units, each unit consisting of one common share of $.001 par value and a two-year warrant to purchase one additional common share at an exercise price of $1.50. Total funding received in March 2001 relating to these units was $155,000.


10. INCOME TAXES    The  Company  has  net  operating  loss   carryforwards   of
                    approximately $550,000 at December 31, 2000 expiring through
                    2015. SFAS No. 109 requires the  establishment of a deferred tax  asset  for all  deductible  temporary  differences  and operating  loss  carryforwards.  Because of the  uncertainty
                    that  the  Company  will  generate   income  in  the  future
                    sufficient    to   fully   or   partially    utilize   these
                    carryforwards,  the  deferred  tax  asset  of  approximately
                    $220,000 at December 31, 2000 is offset by a valuation allowance of the same amount. Accordingly, no deferred tax asset is reflected in these financial statements.

                    Certain amounts of the net operating loss carryforwards may be limited due to possible changes in the Company's stock ownership. In addition, the sale of Common Stock by the Company to raise additional operating funds, if necessary, could limit the utilization of the otherwise available net operating loss carryforwards.

================================================================================



                                1,272,500 SHARES




                            WHIRLWIND MARKETING, INC.

                                  COMMON STOCK



                               __________________

                                   PROSPECTUS
                               __________________




                                 AUGUST 10, 2001





================================================================================
     UNTIL NOVEMBER 8, 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================